Exhibit 99.1

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

LICENSE, OPTION AND COLLABORATION AGREEMENT

by and between

ACADIA PHARMACEUTICALS INC.

and

SEPRACOR INC.

This document is the confidential information of both parties hereto.

It should be distributed on a need-to-know basis and kept in a secure area.

LICENSE, OPTION AND COLLABORATION AGREEMENT

THIS LICENSE, OPTION AND COLLABORATION AGREEMENT (“Agreement”) is by and between ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”), having an address of 3911 Sorrento Valley Boulevard, San Diego, CA 92121, and SEPRACOR INC., a Delaware corporation (“Sepracor”), having an address of 84 Waterford Drive, Marlborough, MA 01752.

RECITALS

WHEREAS, ACADIA has developed expertise and acquired proprietary rights related to [...***...], as more fully described below;

WHEREAS, Sepracor is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Sepracor and ACADIA desire to enter into a collaborative relationship to identify and develop Muscarinic Compounds (as defined below) for clinical development and commercialization by Sepracor, subject to the terms and conditions set forth herein;

WHEREAS, Sepracor and ACADIA also desire to enter into a collaborative relationship to evaluate Option Compounds (as defined below), and Sepracor wishes to obtain, and ACADIA is willing to grant to Sepracor, a time-limited option to obtain an exclusive license with respect to an Option Compound, subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with this Agreement, Sepracor and ACADIA will enter into a separate common stock purchase agreement pursuant to which Sepracor will purchase and commit to purchase shares of ACADIA’s common stock on the terms provided therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, conditions, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ACADIA and Sepracor hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, initially capitalized terms used in this Agreement, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

1.1 “ACADIA Inventions” shall mean all Inventions conceived, or simultaneously conceived and reduced to practice, solely by ACADIA employees, consultants, or contractors in the course and as part of the Research Program.

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1.2 “ACADIA Know-How” shall mean Information not included in the ACADIA Patents or Joint Patents that ACADIA or any of its Affiliates Controls on the Effective Date or during the Research Term that pertains to or arises from the Research Program or the Evaluation or that is necessary for the development, manufacture, use, offer for sale, or sale of any Product, including, without limitation, all such Information that is conceived or developed by ACADIA or any of its Affiliates in the course and as part of the Research Program, and, in each case, any replication or any part of such Information; provided, however, that ACADIA Know-How excludes any such Information relating to ACADIA’s compounds known as ACP-103 and ACP-104, ACP-104 Analogs and/or [...***...] Eyecare Compounds, which is Confidential Information of ACADIA.

1.3 “ACADIA Muscarinic Compounds” shall mean any compound Controlled by ACADIA on the Effective Date, the primary mode of action of which is [...***...], including, without limitation, ACADIA’s proprietary [...***...], but subject to exclusion of [...***...] Agonists under the circumstances described in Section 2.3(b). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither ACADIA’s compound known as ACP-104 (N-desmethylclozapine) nor any ACP-104 Analogs shall be considered ACADIA Muscarinic Compounds for purposes of this Agreement.

1.4 “ACADIA Patents” shall mean all Patents that ACADIA or any of its Affiliates Controls as of the Effective Date or during the Research Term that are necessary or useful for (a) performance of the Research Program or the Evaluation, or (b) for the development, manufacture, use, import, offer for sale, or sale of any Selected Muscarinic Compound, Licensed Compound or Product, but excluding the Joint Patents, and shall include without limitation the Patents listed in Schedule 1.4 of this Agreement.

1.5 “ACADIA Technology” shall mean the ACADIA Patents, ACADIA Inventions, and ACADIA Know-How.

1.6 “ACP-104 Analogs” shall mean compounds described on Schedule 1.6.

1.7 “Affiliate” shall mean, with respect to either party hereto, any corporation, company, partnership, joint venture, or any other entity controlled by, controlling, or under common control with such party, and shall include any corporation, company, partnership, joint venture, or other entity at least fifty percent (50%) of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such party, and any corporation, company, partnership, joint venture, or other entity which owns or controls, directly or indirectly, at least fifty percent (50%) of the voting stock of such party.

1.8 “Back-Up Selected Muscarinic Compound” shall mean any Muscarinic Compound that is designated by Sepracor as a back-up compound for a Primary Selected Muscarinic Compound and any Other Forms of any such Muscarinic Compound.

1.9 “Business Day” shall mean a day on which banks are open for business in both Marlborough, Massachusetts and San Diego, California, excluding Saturdays and Sundays.

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1.10 “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.11 “Chosen Compound” shall mean any Evaluation Compound designated by Sepracor for investigation during the Final Evaluation Period. For the avoidance of doubt, any Option Compound that is an Evaluation Compound designated as a Chosen Compound shall include Other Forms of such Option Compound.

1.12 “Combination Product” shall mean a Product which comprises two (2) or more active pharmaceutical ingredients at least one (1) of which is a Selected Muscarinic Compound.

1.13 “Committee” shall mean the JRC or JDC, as applicable.

1.14 “Confidential Information” shall mean any Information possessed, obtained, developed, or created by or on behalf of a party that is identified by the party as confidential or proprietary, or that a receiving party knows is confidential or proprietary or has a reasonable basis to believe is confidential or proprietary.

1.15 “Control” or “Controlled” shall mean, with respect to any Information, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise) of a party hereto to grant access, a license or a sublicense of or under Information, Patents, or intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.16 “Effective Date” shall mean the later of (a) the date on which Sepracor executes this Agreement, and (b) the date on which ACADIA executes this Agreement.

1.17 “Eszopiclone Compounds” shall mean: a) 6–(5–chloro–2–pyridinyl)-6,7–dihydro-7–oxo–5H–pyrrolo[3,4b]pyrazin–5–y–l4– methylpiperazine–1–carboxylate or 6–(5-chloropyri-2-dyl)-5–(4-methylpiperazin–1–yl)carbonyloxy–7–oxo–6,7–dihydro–5H– pyrrolo[3,4b]pyrazine,            also known as zopiclone; b) racemic zopiclone; c) (+)-zopiclone or eszopiclone; d) (-)-zopiclone; e) metabolites of any of a) through d); f) all salts, solvates, or clathrates of any of a) through e); and g) all polymorphs, crystals forms, amorphorous forms, or co-crystals of any of the foregoing.

1.18 “Evaluation” shall mean Sepracor’s assessment of Option Compounds to determine Sepracor’s interest in obtaining a license to make, develop, use, promote, and commercialize Fixed Co-Formulation Products.

1.19 “Evaluation Compound” shall mean an Option Compound selected by Sepracor for Preliminary Evaluation Work during the Preliminary Evaluation Period, and Other Forms of any such Option Compound.

1.20 “Evaluation Results” shall mean the results of the Preliminary Evaluation Work and Evaluation Studies.

1.21 “Evaluation Studies” shall mean studies or work conducted by or on behalf of Sepracor using Chosen Compounds during the Final Evaluation Period, including without limitation, synthesis of Chosen Compounds, GLP and GMP drug supply manufacturing, in vivo or in vitro genotoxicity, safety pharmacology, toxicology, pharmacokinetics, metabolism, toxicology, formulation, stability, and proof-of-principle studies involving any Chosen Compound, but excluding any studies in humans.

1.22 “Exercise Notice” shall mean Sepracor’s written notice to ACADIA identifying the Chosen Compound for which Sepracor desires to exercise the Option granted in Section 4.3 of this Agreement.

1.23 “Eyecare Indications” shall mean diseases, disorders, or conditions involving the eye [...***...].

1.24 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.25 “Filing Party” shall mean the party to this Agreement responsible for the preparation, filing, prosecution, and maintenance of an ACADIA Patent, a Product Patent or a Joint Patent.

1.26 “Final Evaluation Period” shall mean the period beginning on the date of Sepracor’s written notice to ACADIA identifying Chosen Compounds and continuing until the earlier of (a) [...***...] such written notice or a later or earlier date as may be agreed upon by the parties in writing, or (b) Sepracor’s exercise of the Option.

1.27 “First Commercial Sale” shall mean, with respect to any Product, the first sale by Sepracor, or any of its Affiliates or Sublicensees, to a Third Party for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale.

1.28 “Fixed Co-Formulation Product” shall mean a pharmaceutical product containing a fixed co-formulation of Licensed Compound and at least one other active ingredient, including all formulations, line extensions and modes of administration thereof.

1.29 “FTE” shall mean the equivalent of a full-time scientist’s work time over a 12-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by an employee or consultant to the Research Program shall be determined by dividing the number of full working days during any 12-month period devoted by such employee or consultant to the Research Program by the total number of working days in such 12-month period. Subject to the provisions of Section 3.4(a) of this Agreement, each party understands and agrees that the other party retains complete discretion to change the identity of any individual employee or consultant devoted to the Research Program and/or the frequency and the time

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during which such individual employee’s or consultant’s efforts are devoted to the Research Program.

1.30 “Generic Version” shall mean any pharmaceutical product that is introduced in a country, by an entity other than Sepracor, or its Affiliates or Sublicensees, containing the same or equivalent (by FDA or other regulatory authority standards, on a country-by-country basis) active pharmaceutical ingredient(s) as contained in a Product, including, without limitation, any such pharmaceutical product that is AB-rated or determined to be bioequivalent to a Product by the FDA, or similarly rated by other regulatory authorities outside the United States, on a country-by-country basis.

1.31 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.32 “IND Plan” shall mean a written development plan for the conduct of preclinical toxicology and pharmacokinetic studies of a Product Candidate to support filing of an IND for such Product Candidate.

1.33 “Information” shall mean all tangible and intangible scientific, technical, trade, financial, or business information including, without limitation: a) cells, cell lines, organisms, animal models, genes, gene fragments, gene sequences and loci, probes, DNA, RNA, cDNA libraries, plasmids, vectors, expression systems, antibodies, proteins, and biological substances, and any constituents, progeny, mutants, derivatives or replications thereof or therefrom; b) compounds, solid state forms, compositions of matter, formulations, techniques, processes, methods, trade secrets, formulae, procedures, tests, apparatus, equipment, drawings, schemes, informatics, computer software, source code, computer hardware, data, results, analyses, documentation, reports, testing information (including without limitation, pharmacological, toxicological, preclinical, and clinical test design, methods, protocols, data, results, analyses, and conclusions), quality assurance and quality control information, knowledge, know-how, skill, and experience; c) inventions (whether patentable or not), patent applications, and patent positioning; d) sources of supply, relationships with consultants and employees, finances, financial plans, information relating to investors or potential investors, strategies, tactics, business plans, business developments; e) information concerning the existence, scope, or activities of any research, development, manufacturing, marketing, or other projects, and f) any other information about or belonging to a party, or its suppliers, licensors, licensees, partners, affiliates, customers, or potential suppliers, licensors, licensees, partners, or customers whether communicated in writing, verbally, or electronically, which is provided by one party to the other party or otherwise generated by a party in connection with this Agreement.

1.34 “Inventions” shall mean all inventions conceived, or simultaneously conceived and reduced to practice, in the course and as part of the Research Program.

1.35 “Joint Development Committee” or “JDC” shall mean a committee composed of three (3) representatives from Sepracor and three (3) representatives from ACADIA.

1.36 “Joint Inventions” shall mean all Inventions conceived, or simultaneously conceived and reduced to practice, jointly by Sepracor employees, consultants, or contractors and ACADIA employees, consultants, or contractors in the course and as part of the Research Program.

1.37 “Joint Muscarinic Compounds” shall mean any compounds, other than ACADIA Muscarinic Compounds or ACADIA’s compound known as ACP-104 (N-desmethylclozapine) or ACP-104 Analogs, the primary mode of action of which is activity as a [...***...] of any one (1) or more of the muscarinic receptor subtypes, including, without limitation, m1 [...***...] receptor subtypes, that is identified or developed during the course of the Research Program, but subject to exclusion of [...***...] Agonists under the circumstances described in Section 2.3(b).

1.38 “Joint Patents” shall mean all Patents that claim or disclose a Joint Invention.

1.39 “Joint Research Committee” or “JRC” shall mean a committee composed of three (3) representatives from Sepracor and three (3) representatives from ACADIA that is responsible for overseeing, monitoring, and making decisions relating to scientific aspects of the Research Program and compounds being investigated thereunder until such time as a compound is designated as a Product Candidate.

1.40 “Licensed Compound” shall mean the Chosen Compound that is identified by Sepracor in the Exercise Notice. For the avoidance of doubt, any Option Compound that is a Chosen Compound designated as Licensed Compound shall include Other Forms of such Option Compound.

1.41 “Limited ACADIA Patents” shall mean those ACADIA Patents listed on Schedule 1.41, as may be amended from time to time pursuant to Section 9.2(a)(iv), to which a Third Party has rights to file, prosecute, maintain, defend, or enforce for so long as such Third Party has any such right.

1.42 “[...***...] Agonist” shall mean any compound Controlled by ACADIA on the Effective Date or during the Research Term, the primary mode of action of which is activity as a selective agonist of the [...***...] muscarinic receptor subtype.

1.43 “Major Market” shall mean the [...***...].

1.44 “Materials” shall have the meaning provided in Section 3.7.

1.45 “Muscarinic Compound” shall mean any ACADIA Muscarinic Compound or Joint Muscarinic Compound, but excluding any [...***...] Eyecare Compound and excluding any [...***...] Agonists under the circumstances described in Section 2.3(b). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither ACADIA’s compound known as ACP-104 (N-desmethylclozapine) nor any ACP-104 Analogs shall be considered Muscarinic Compounds for purposes of this Agreement.

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1.46 “Muscarinic Field” shall mean the treatment, prevention, or both, of any disease or disorder in humans, but excluding the prevention or treatment of ocular disease.

1.47 “Muscarinic Product” shall mean a pharmaceutical product containing any Selected Muscarinic Compound (or any Other Forms of the Muscarinic Compound that is a Selected Muscarinic Compound) including, in each case, all formulations, line extensions and modes of administration thereof.

1.48 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.49 “[...***...]” shall mean any [...***...] of Licensed Compound that arise from [...***...], if any, of Licensed Compound where the product of such [...***...].

1.50 “Net Sales” shall mean, with respect to a Product, the gross amounts invoiced by Sepracor and its Affiliates and any of their Sublicensees in the United States (but not their respective Sublicensees outside the United States) for sales of Products to Third Parties that are not Affiliates or Sublicensees of the selling party (unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (a) trade, quantity or cash discounts actually allowed (provided that such discounts are not applied disproportionately to Product when compared to the other products of Sepracor, its Affiliates and Sublicensees in the United States, as applicable) including, charge back payments, administrative fees, and rebates granted to managed care organizations, purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, (b) credits actually allowed for claims, allowances for damaged goods, retroactive price reductions or returned goods, (c) prepaid freight, postage, shipping, customs duties and insurance charges and (d) sales taxes, value added taxes, duties and other governmental charges, rebates or charge backs actually paid in connection with the sale, to the extent not reimbursed (but excluding what are commonly known as income taxes).

In the event that Product is sold in the form of a Combination Product, Net Sales will be calculated by multiplying actual Net Sales (determined in accordance with the first paragraph of this Section 1.50) by the fraction A/(A+B) where: i) A is the invoice price of the Muscarinic Compound(s) contained in the Combination Product if sold separately by Sepracor, or its Affiliates or Sublicensees, during the applicable Calendar Quarter, and ii) B is the invoice price of any other active pharmaceutical component or components in the Combination Product if sold separately by Sepracor, or its Affiliates or Sublicensees, during the applicable Calendar Quarter. If Product is sold in the form of a Combination Product and one (1) or more of the active

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pharmaceutical ingredients of the Combination Product is not sold separately, then Net Sales will instead be calculated as follows:

1) if the Muscarinic Compound(s) contained in the Combination Product is sold separately by Sepracor, or its Affiliates or Sublicensees, but the other active pharmaceutical component(s) contained in the Combination Product is not sold separately by Sepracor, or its Affiliates or Sublicensees, Net Sales (determined in accordance with the first paragraph of this Section 1.50) will be multiplied by the fraction C/D where: a) C is the invoice price of the Muscarinic Compound(s) contained in the Combination Product sold separately during the applicable Calendar Quarter, and b) D is the invoice price of the Combination Product sold separately during the applicable Calendar Quarter;

2) if the Muscarinic Compound(s) contained in the Combination Product is not sold separately by Sepracor, or its Affiliates or Sublicensees, but the other active pharmaceutical component(s) contained in the Combination Product is sold separately by Sepracor, or its Affiliates or Sublicensees, Net Sales (determined in accordance with the first paragraph of this Section 1.50) will be multiplied by the fraction 1-(E/F) where: a) E is the invoice price of the other active pharmaceutical component(s) contained in the Combination Product sold separately during the applicable Calendar Quarter, and b) F is the invoice price of the Combination Product sold separately during the applicable Calendar Quarter; and

3) if neither the Muscarinic Compound(s) contained in the Combination Product nor the other active pharmaceutical component(s) contained in the Combination Product is sold separately by Sepracor, or its Affiliates or Sublicensees, Net Sales (determined in accordance with the first paragraph of this Section 1.50) will be multiplied by the fraction one-half (1/2).

1.51 “Option Compounds” shall mean any compound Controlled by ACADIA as of the Effective Date the primary mode of action of which is activity as a selective inverse agonist of 5HT2A[...***...]. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, ACADIA’s compound known as ACP-103 shall not be considered an Option Compound for purposes of this Agreement.

1.52 “Option Compound Information” shall mean Information in ACADIA’s Control that (a) is readily available to ACADIA, its Affiliates, or any of their employees, consultants, or contractors at the time such Information is to be provided, and (b) addresses any of the characteristics or properties of Option Compounds, Evaluation Compounds, Chosen Compounds, or Licensed Compound, as applicable, including, without limitation, Information relating to structure, methods or process for synthesis, metabolism, bioavailability, binding assays, functional assays, and any in vivo studies. If such Option Compound Information (i) relates to Option Compounds, it shall include such Information that exists as of the Effective Date, (ii) relates to Evaluation Compounds, it shall include such Information that exists as of the Effective Date and during the Preliminary Evaluation Period, (iii) relates to Chosen Compounds it shall include such Information that exists as of the Effective Date and during the Option Period, or (iv) relates to Licensed Compound it shall include Information that exists as of the Effective Date and during the Option Period.

1.53 “Option Exercise Fee” shall mean [...***...] dollars ($[...***...]).

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1.54 “Option Period” shall mean, cumulatively, the Preliminary Evaluation Period and the Final Evaluation Period, unless earlier terminated in accordance with Article 12.

1.55 “Other Form” shall mean, with regard to a particular compound, any and all: 1) [...***...]; 2) [...***...]; 3) [...***...]; 4) [...***...] of any of 1), 2), and (if applicable) 3) above; and 5) [...***...] of any of 1), 2), (if applicable) 3), and 4) above; provided, however, with regard to Licensed Compound, the term “Other Form” shall not include [...***...], and further provided that with regard to Chosen Compounds (including Licensed Compound) the inclusion in the term “Other Form” of [...***...] pursuant clause 3) of this Section 1.55 shall be subject to the provisions of Sections 4.1(b)(ii) and 4.4(b).

1.56 “Patents” shall mean all issued or granted patents and all patent applications worldwide, including without limitation, any and all provisional applications, substitutions, inventor’s certificate, divisions, RCEs, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, extensions, term restorations, supplementary protection certificates, and any other filings thereof.

1.57 “Percentage-Based Payments” shall have the meaning provided in Section 7.7.

1.58 “Phase I Clinical Trial” shall mean a human clinical study conducted in accordance with good clinical practice in a small number of healthy volunteers or patients designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Product.

1.59 “Phase II Clinical Trial” shall mean a human clinical trial that satisfies the requirements for a Phase II study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

1.60 “Phase III Clinical Trials” shall mean a human clinical trial that satisfies the requirements for a Phase III study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

1.61 “Preclinical Development Costs” shall mean actual external costs incurred by ACADIA before the Effective Date, or at Sepracor’s written request after the Effective Date, for conduct of any of the following types of studies using a compound that is at any time designated as a Licensed Compound specifically intended to support the filing of an IND: in vivo and in vitro genotoxicity; safety pharmacology; drug metabolism; pharmacokinetics; general toxicology studies; GLP and GMP drug supply manufacturing; or stability.

1.62 “Preliminary Evaluation Period” shall mean the period beginning upon Sepracor’s receipt of Option Compound Information relating to all Evaluation Compounds pursuant to Section 4.1(a) and continuing until the earlier of (a) the [...***...] anniversary of Sepracor’s receipt of such Information, or a later or earlier date as may be agreed upon by the parties in writing, or (b) the date of Sepracor’s written notice to ACADIA identifying any Chosen Compound.

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1.63 “Preliminary Evaluation Work” shall mean studies or work conducted by or on behalf of Sepracor, at Sepracor’s cost and expense, using Evaluation Compounds that in Sepracor’s sole determination are desirable for selecting Chosen Compounds, including without limitation, synthesis of Evaluation Compounds, binding assays, functional assays, metabolism, bioavailability, stability, and toxicology, but excluding any studies in humans.

1.64 “Primary Selected Muscarinic Compound” shall mean any Muscarinic Compound that, on or before the expiration or termination (other than termination by ACADIA in accordance with Section 12.2 or 12.4) of the Research Term, was designated a Product Candidate, and any Other Forms of any such Muscarinic Compound.

1.65 “Product” shall mean a Muscarinic Product or a Fixed Co-Formulation Product.

1.66 “Product Candidate” shall mean a Selected Muscarinic Compound approved by the JRC as a candidate for further research and development to support Regulatory Approval.

1.67 “Product Candidate Criteria” shall mean the information, evaluation parameters, and criteria established by the JRC.

1.68 “Product Patents” shall mean a) any and all ACADIA Patents (excluding Limited ACADIA Patents) that contain claims limited to Selected Muscarinic Compounds or Products under development or commercialization by or on behalf of Sepracor or its Affiliates or Sublicensees, including, without limitation, claims directed to an active pharmaceutical ingredient (“API”), Other Forms of an API, compositions comprising an API, formulations, delivery systems, processes for making any of the foregoing, and methods of using such API, Other Forms thereof, Selected Muscarinic Compounds or Products, and b) any and all Joint Patents that contain at least one (1) claim directed to one (1) or more Selected Muscarinic Compounds or Products under development or commercialization by or on behalf of Sepracor or its Affiliates or Sublicensees, including, without limitation, claims directed to an API, Other Forms of an API, compositions comprising an API, formulations, delivery systems, processes for making any of the foregoing, and methods of using such API, Other Forms thereof, Selected Muscarinic Compounds, or Products. For clarification, Product Patents shall not include any ACADIA Patent that contains one (1) or more claims directed to ACP-103, ACP-104, ACP-104 Analogs, [...***...] Eyecare Compounds, any Muscarinic Compound that is not a Selected Muscarinic Compound, or any Option Compound, including, without limitation, claims directed to an API, Other Forms of an API, compositions comprising an API, formulations, delivery systems, processes for making any of the foregoing, and methods of using such API, Other Forms thereof, such compounds, or products based on such compounds.

1.69 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.70 “Research Plan” shall mean the written plan for conducting the Research Program, as amended from time to time by the JRC.

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1.71 “Research Program” shall mean a research program carried out by the parties during the Research Term for the identification and development of one or more Muscarinic Compounds with potential utility for the treatment or prevention of any indication in the Muscarinic Field, including without limitation [...***...], as more fully described in Articles 2 and 3 of this Agreement and in the Research Plan. For purposes of clarification, the Research Program excludes the Evaluation.

1.72 “Research Term” shall mean the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, subject to termination in accordance with Article 12 and extension for additional, consecutive [...***...] periods by written agreement of the parties.

1.73 “Returned Products” shall mean any Muscarinic Products based on Primary Selected Muscarinic Compounds and their respective Back-Up Selected Muscarinic Compounds, rights to which revert to ACADIA pursuant to Section 6.2(a)(i).

1.74 “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the later of either (a) [...***...] years after the date of First Commercial Sale of such Product in such country, or such earlier time as a Generic Version of such Product is launched in such country and (b) the expiration of the last to expire of any issued patent within the ACADIA Patents, Joint Patents, or Sepracor Patents arising from Sepracor Inventions, containing a claim directed to such Product or use thereof in such country.

1.75 “Selected Indications” shall mean, for each Primary Selected Muscarinic Compound and any Back-Up Selected Muscarinic Compounds thereof, one or more specific indications in the Muscarinic Field for which, on or before expiration or termination of the Research Term, Sepracor has the then-current good faith intention of pursuing clinical development.

1.76 “Selected Muscarinic Compound” shall mean a Primary Selected Muscarinic Compound or a Back-Up Selected Muscarinic Compound, as applicable.

1.77 “Sepracor Inventions” shall mean all Inventions conceived, or simultaneously conceived and reduced to practice, solely by Sepracor employees, consultants, or contractors in the course and as part of the Research Program.

1.78 “Sepracor Know-How” shall mean Information not included in the Sepracor Patents or Joint Patents that Sepracor or any of its Affiliates Controls on the Effective Date or during the Research Term that pertains to or arises from the Research Program or the Evaluation, or that is necessary for the development, manufacture, use, offer for sale, or sale of any Product, including, without limitation, all such Information that is conceived or developed by Sepracor or any of its Affiliates in the course and as part of the Research Program or the Evaluation, and, in each case, any replication or any part of such Information; provided, however, that Sepracor Know-How excludes any such Information relating to Eszopiclone Compounds, which is Confidential Information of Sepracor.

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1.79 “Sepracor Patents” shall mean all Patents that Sepracor or any of its Affiliates Controls on the Effective Date or during the Research Term that are necessary or useful for (a) performance of the Research Program or the Evaluation, or (b) the development, manufacture, use, import, offer for sale, or sale of any Selected Muscarinic Compound, Licensed Compound or Product, but excluding Joint Patents, and also excluding any Patents directed to Eszopiclone Compounds or the use of Eszopiclone Compounds.

1.80 “Sepracor Technology” shall mean the Sepracor Patents, Sepracor Inventions, and Sepracor Know-How.

1.81 “Sleep Field” shall mean the treatment, prevention, or management, or any combination thereof, as a primary objective, of any condition, disturbance, disease, or disorder in humans the principal effect(s) of which are (i) on [...***...], or (ii) to [...***...], and also including, without limitation, any such condition, disturbance, disease, or disorder where the treatment, prevention, or management, or any combination thereof, of any such condition, disturbance, disease, or disorder may result, as a secondary objective, in [...***...] associated with or arising from any of the foregoing conditions, disturbances, diseases, or disorders. For clarification, the Sleep Field excludes [...***...] (including, without limitation, where the treatment, prevention, or management, or any combination thereof, of any of the foregoing conditions, disturbances, diseases, disorders, or psychoses may result, as a secondary objective, in [...***...] (excluding anything recited in the first sentence of this Section 1.81) associated with or arising from any of the foregoing conditions, disturbances, diseases, disorders or psychoses).

1.82 “Stock Purchase Agreement” shall mean the agreement discussed in more detail in Section 7.1.

1.83 “Sublicensee” shall mean a Third Party to whom Sepracor or any of its Affiliates has granted a license or sublicense to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import, or export Products, beyond the mere right to purchase Products from Sepracor or its Affiliates. For the avoidance of doubt, the parties agree that a Third Party acquiring all or substantially all of the business of Sepracor or its

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Affiliates, whether by merger, sale of stock, sale of assets, or otherwise, shall not be a Sublicensee.

1.84 “Sublicensing Revenues” shall mean the amount actually received by Sepracor or an Affiliate of Sepracor from any and all Sublicensees (excluding any amounts described in the proviso below) arising from the license or sublicense of the right, [...***...], to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products. Sublicensing Revenues shall include up-front or license fees, milestone payments, royalties paid to Sepracor or any of its Affiliates by a Sublicensee based on such Sublicensee’s sale of Products, premiums above the fair market value on sales of securities, annual maintenance fees and any other payments in respect of the grant to such Sublicensee of a license or sublicense of the right, [...***...], to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products (with any of the foregoing consideration received by Sepracor or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that Sublicensing Revenues shall not include any payments tied directly to the provision of goods and services by Sepracor or its Affiliate to such Sublicensee (including, without limitation, any amounts received as reimbursement of costs or expenses actually incurred by Sepracor or its Affiliate for research, development, manufacturing (including, without limitation, packaging, samples, storage, and shipping), marketing, and payment of government fees) to compensate Sepracor or its Affiliate for the fair market value of the provision of such goods and services, or payments for securities (other than premiums above the fair market value of such securities).

1.85 “Successful Completion” shall mean, with respect to a Phase II Clinical Trial of a Product, that Sepracor has received the final report of the results of such Phase II Clinical Trial and Sepracor has not terminated all development of such Product within [...***...] of receipt of such final report and provided ACADIA with written notice thereof.

1.86 “Term” shall have the meaning provided in Section 12.1.

1.87 “Third Party” shall mean any entity other than ACADIA or Sepracor or an Affiliate of ACADIA or Sepracor.

1.88 “Third Party Compound” shall mean certain of the [...***...] Eyecare Compounds listed in Schedule 1.89 as of the Effective Date, which are licensed to a Third Party [...***...].

1.89 “[...***...] Eyecare Compounds” shall mean specific Muscarinic Compounds and Other Forms thereof (excluding [...***...] as set forth in clause 3) of Section 1.55) that the parties agree are [...***...], as listed in Schedule 1.89, as may be updated pursuant to Section 3.10(b).

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2.	RESEARCH PROGRAM GOVERNANCE

2.1 Joint Research Committee.

(a) Formation & Chairperson. Promptly after the Effective Date, the parties will form a Joint Research Committee. Each party may change the identity of any or all of its members on the JRC at any time in its sole discretion. One member of the JRC shall be selected to act as the chairperson of the JRC, with each chairperson acting for a term of [...***...]. The chairperson shall be selected [...***...] by ACADIA and Sepracor, and [...***...] shall designate the first chairperson.

(b) JRC Meetings. The JRC shall meet at least four (4) times per calendar year during the Research Term or at such greater frequency as the JRC agrees. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the parties (except that at least two (2) of such meetings per year shall be conducted in person), and the parties shall agree upon the time of meetings. A reasonable number of additional representatives of a party may attend meetings of the JRC in a non-voting capacity.

(c) Reports. Within [...***...] after each meeting, the JRC chairperson will provide the parties with a written report describing, in reasonable detail, the status of the Research Program, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues.

(d) Period. The JRC shall remain in place until the expiration or termination of the Research Term.

2.2 Joint Research Committee Functions and Powers. The responsibilities of the JRC shall be as follows:

(a) reviewing scientific information and data for Muscarinic Compounds, and for Muscarinic Compounds that satisfy Product Candidate Criteria, voting on approval of such Muscarinic Compounds as Product Candidates;

(b) developing and approving the Research Plan within [...***...] of the Effective Date;

(c) overseeing and monitoring the progress of the Research Program;

(d) determining the total number (which shall not be less than [...***...] nor more than [...***...] at any given time, and shall be subject to the provisions of Section 3.4) and functional mix of ACADIA chemistry, in vitro biology and in vivo biology FTEs to be devoted to the Research Program; and

(e) sharing information generated in the course of the Preliminary Evaluation Work and the Evaluation Studies.

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2.3 Joint Research Committee Decision-Making.

(a) Voting. Decisions of the JRC shall be made by unanimous vote, with each member present at or participating in such meeting having one vote; provided, however, that present or participating members of a party shall have the right to vote by proxy for members of that party who do not attend or participate. No vote of the JRC may be taken unless at least two (2) of each party’s representatives are present for the JRC vote.

(i) If the JRC is unable to reach a unanimous vote on any matter, then the matter shall be referred to the Chief Scientific Officer of ACADIA and the Executive Vice President, Research and Development, of Sepracor for further discussion and resolution. These officers shall have [...***...] to attempt in good faith to resolve the matter and thereby make the decision on behalf of the JRC.

(ii) If the officers referred to in Section 2.3(a)(i) above are unable to reach an agreement at the end of the [...***...] period, then the matter shall be referred to the Chief Executive Officer of ACADIA and the Chief Executive Officer of Sepracor. The CEOs shall have [...***...] to attempt in good faith to resolve the matter and thereby make the decision on behalf of the JRC.

(iii) If the CEOs are unable to reach an agreement on such matters at the end of the [...***...] period referred to in Section 2.3(a)(ii) above, then Sepracor shall have the right to make the final decision on behalf of the JRC, but in no event will Sepracor have the right to increase the number of ACADIA FTEs beyond [...***...] FTEs in any year of the Research Term without ACADIA’s written consent.

(b) Reversion of [...***...] Agonists. If (i) the JRC determines, in accordance with Section 2.3(a) above, at any time during the Research Term, that research and development of [...***...] Agonists is not being currently pursued under the Research Program or in good faith planned to be pursued under the Research Program during the Research Term as reflected in the Research Plan, or (ii) at the end of the Research Term, there is not at least one (1) [...***...] Agonist that has been designated as a Primary Selected Muscarinic Compound, then, effective upon the date of such determination under subsection (i) or the end of the Research Term under the circumstances described in subsection (ii), as applicable, all [...***...] Agonists shall be excluded from the definition of Muscarinic Compounds for purposes of this Agreement (including, without limitation, the license granted to Sepracor under Section 6.1(a)) and shall no longer be subject to this Agreement, and ACADIA shall be free to pursue research, development and commercialization of [...***...] Agonists for any indication, itself or with its Affiliates and Third Parties.

2.4 Joint Development Committee.

(a) Formation & Chairperson. Promptly after the selection of the first Product Candidate, the parties will form a Joint Development Committee. Each party may change the identity of any or all of its members on the JDC at any time in its sole discretion. One (1) member of the JDC shall be selected to act as the chairperson of the JDC, with each chairperson acting for a term of [...***...]. The chairperson shall be selected [...***...] by ACADIA and Sepracor, and [...***...] shall designate the first chairperson.

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(b) JDC Meetings. The JDC shall meet at least four (4) times per year during the Research Term and for so long thereafter as any Product Candidate is in preclinical studies conducted prior to filing of an IND for the Product Candidate, or at such greater frequency as the JDC agrees. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the parties (except that at least two (2) of such meetings per year shall be conducted in person), and the parties shall agree upon the time of meetings. A reasonable number of additional representatives of a party may attend meetings of the JDC in a non-voting capacity.

(c) Reports. Within [...***...] after each meeting, the JDC chairperson will provide the parties with a written report describing, in reasonable detail, the status of development efforts with respect to each Product Candidate, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues.

(d) Period. The JDC shall remain in place for so long as any Product Candidate (including any Other Forms of such Product Candidate) remains in preclinical studies conducted prior to IND filing and has not been entered into clinical trials.

2.5 Joint Development Committee Functions and Powers. The responsibilities of the JDC shall be as follows:

(a) developing and approving an IND Plan for each Product Candidate, within [...***...] of the JRC’s selection of such Product Candidate;

(b) overseeing development and regulatory strategies for Product Candidates prior to acceptance of an IND for a Product Candidate;

(c) carrying out the other duties and responsibilities described for it in this Agreement; and

(d) so long as a JDC remains in effect, act as a mechanism for Sepracor to provide updates to ACADIA related to work with Product Candidates following acceptance of an IND for the same.

For purposes of clarification, the JDC’s authority shall be Product-specific (i.e., the JDC shall exercise its rights under this Article 2 on a Product-by-Product basis, commencing as of designation of a Product Candidate and ending at such time as an IND is accepted for a Muscarinic Product based on such Product Candidate (or Other Forms of such Product Candidate)).

2.6 Joint Development Committee Decision-Making. Decisions of the JDC shall be made by unanimous vote, with each member present at or participating in such meeting having one vote; provided, however, that present or participating members of a party shall have the right to vote by proxy for members of that party who do not attend or participate. No vote of the JDC may be taken unless at least two (2) of each party’s representatives on the JDC are present to vote.

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(a) If the JDC is unable to reach a unanimous vote on any matter, then the matter shall be referred to the Chief Scientific Officer of ACADIA and the Executive Vice President, Research and Development, of Sepracor for further discussion and resolution. These officers shall have [...***...] to attempt in good faith to resolve the matter and thereby make the decision on behalf of the JDC.

(b) If the officers referred to in Section 2.6(a) above are unable to reach an agreement by the end of the [...***...] period, then the matter shall be referred to the Chief Executive Officer of ACADIA and the Chief Executive Officer of Sepracor. The CEOs shall have [...***...] to attempt in good faith to resolve the matter and thereby make the decision on behalf of the JDC.

(c) If the CEOs fail to reach an agreement by the end of the [...***...] period referred to in Section 2.6(b) above, then Sepracor shall have the right to make the final decision on behalf of the JDC.

2.7 Product Business Decisions. All business decisions relating to development, promotion, or commercialization of any Product in any country, including, but not limited to, decisions concerning commercial activities, labeling, pricing, reimbursement, trademarks, brand names, logos, packing, package design, sales, package inserts, promotional materials, and promotional activities, and the decision to launch or continue to market any Product in any country, shall be within the sole discretion of Sepracor.

3.	CONDUCT OF THE RESEARCH PROGRAM

3.1 Objectives; Responsibilities. The parties hereby agree to establish the Research Program, to be conducted by the parties during the Research Term in accordance with the Research Plan, any IND Plan and the terms of this Agreement, with the goal of identifying [...***...] Muscarinic Compounds with potential utility in the Muscarinic Field and developing [...***...] Muscarinic Products for further development and commercialization by Sepracor in the Muscarinic Field, including, without limitation, the treatment or prevention of [...***...]. The initial Research Plan shall be mutually agreed upon in writing by the parties as promptly as practicable (but in any event within [...***...] following the Effective Date). Any amendments or revisions to the Research Plan shall be in writing and shall require unanimous approval of the JRC. During the Research Program, there shall be no limit on the number of Muscarinic Compounds or Product Candidates that are worked on or evaluated.

3.2 Technology Transfer. Commencing immediately after the Effective Date and from time to time thereafter during the Research Term, ACADIA shall disclose to Sepracor such ACADIA Technology as is reasonably necessary to enable Sepracor to carry out its obligations under the Research Program and to exercise fully the licenses granted to Sepracor under this Agreement, and Sepracor shall disclose to ACADIA such Sepracor Technology as is reasonably necessary to enable ACADIA to carry out its obligations under the Research Program and to exercise fully the licenses granted to ACADIA under this Agreement.

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3.3 Performance Standards. Each party shall conduct its activities under the Research Program and any IND Plan in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. Each party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by it pursuant to the Research Plan or any IND Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, each party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports, and data with respect to activities conducted pursuant to the Research Plan or any IND Plan and, upon the other party’s written request, shall send legible copies of the aforesaid to the other party, all of which shall be subject to the confidentiality and other obligations of Article 11. Upon reasonable advance notice, each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising under the Research Program during the Research Term or relating to development or commercialization of Products (provided that, if consultation by employees or consultants of ACADIA relating to development or commercialization of Products requested by Sepracor after the Research Term involves additional laboratory services or performance of preclinical or clinical studies, Sepracor shall reimburse ACADIA for such employees’ or consultants’ time spent carrying out such services or studies in accordance with the terms of a separately negotiated agreement).

3.4 Research Commitment.

(a) Commitment/FTEs. During the Research Term, each party shall use its commercially reasonable efforts to perform its responsibilities under the Research Plan and any IND Plan in accordance with such plan and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, ACADIA shall devote to the performance of its responsibilities under the Research Plan and any IND Plan such number of FTEs as is determined by the JRC in accordance with Article 2, provided that in no event shall ACADIA be obligated to devote more than an aggregate of [...***...] FTEs to all Research Plan and IND Plan activities at any given time, and further provided that, in the event that ACADIA is obligated to devote more than [...***...] FTEs in any year, for that year, Sepracor will increase the research funding described in Section 7.3 of this Agreement by an incremental rate of [...***...] per FTE, subject to Section 3.4(b) below; and further provided that, with respect to staffing of FTEs for the Research Program, ACADIA shall [...***...].

(b) No Express or Implied Employment. Nothing in this Agreement creates or intends to create, any express or implied employment by Sepracor or its Affiliates of any ACADIA FTE, and no FTE funded by Sepracor in accordance with this Agreement shall be entitled to any Sepracor, or its Affiliates, benefits, including without limitation, employee stock options, employee stock purchase plans, 401(k) programs, health insurance, or workers compensation. ACADIA is responsible for all employee withholding taxes or other taxes owed with regard to any FTE in any country, and shall indemnify and hold Sepracor harmless for any claims, suits, or causes of action relating thereto.

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(c) FTE Reports. At or before each JRC meeting, ACADIA shall provide Sepracor with a quarterly FTE allocation report for the Research Program and a list of the FTEs staffing the Research Program. In addition, Sepracor may request an interim FTE allocation report at any time by providing written notice to ACADIA, and ACADIA shall provide such interim report to Sepracor within [...***...] thereafter; provided, however, that Sepracor may not request an interim report more than one (1) time per Calendar Quarter. The format and content of the FTE allocation report shall be decided by the JRC at its first meeting after the Effective Date.

3.5 Research Reports. Each party shall keep the other party fully informed as to all discoveries and technical developments (including, without limitation, any Inventions) made in the course of performing activities under the Research Plan or any IND Plan. In particular, each party shall prepare, and distribute to all members of the applicable Committee no later than [...***...] prior to the next Committee meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the results and progress of performance of the Research Plan or IND Plan activities, as applicable, as determined from time to time by such Committee. Nothing herein shall require ACADIA or Sepracor to disclose to the other information received from or generated for a Third Party that remains subject to bona fide confidentiality obligations to such Third Party.

3.6 Subcontracts. A party may perform some of its obligations under the Evaluation, the Research Plan, or any IND Plan through one (1) or more subcontractors, provided that (a) none of the other party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Article 11 hereof, and (c) the subcontractor is approved by the JRC, provided that Sepracor shall not require approval by the JRC, JDC, or ACADIA with regard to any work performed by subcontractors or on behalf of Sepracor or its Affiliates relating to Product Candidates or development or commercialization of Products. In the event a party performs any of its obligations under the Research Plan or any IND Plan through a subcontractor, then such party will at all times be responsible for the performance and payment of such subcontractor.

3.7 Materials Transfer. In order to facilitate the Research Program and the Evaluation, either party may provide to the other party certain biological materials or chemical compounds Controlled by the supplying party, including, but not limited to, Muscarinic Compounds, Option Compounds or Other Forms of any of the foregoing (collectively, “Materials”) for use by the other party in furtherance of the Research Program, any IND Plan or the Evaluation, as applicable. Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Research Program or Evaluation in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for subcontractors pursuant to Section 3.6, without the prior written consent of the supplying party, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY

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REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.8 Selected Muscarinic Compounds.

(a) Back-Up Selected Muscarinic Compounds. Upon expiration or termination of the Research Term (other than termination by ACADIA in accordance with Section 12.2 or 12.4), Sepracor shall have the right to designate up to [...***...] Back-Up Selected Muscarinic Compounds for each Primary Selected Muscarinic Compound by providing written notice to ACADIA for each such designation within [...***...] of such expiration or termination.

(b) Selected Indications. With respect to each Primary Selected Muscarinic Compound and Back-Up Selected Muscarinic Compounds thereof, Sepracor shall, by no later than [...***...] following expiration or termination of the Research Term (other than termination by ACADIA in accordance with Section 12.2 or 12.4), provide ACADIA with written notice identifying Selected Indications for the same.

(c) Post-Research Term Rights.

(i) Upon expiration or termination of the Research Term (other than termination by ACADIA in accordance with Section 12.2 or 12.4), all rights (excluding any rights under Sepracor Technology or Sepracor’s interest as an owner of Joint Patents) to any Muscarinic Compound that is not designated as a Selected Muscarinic Compound within [...***...] after the effective date of such expiration or termination shall revert to ACADIA. From and after such time, Sepracor shall not develop, or attempt to develop, any Muscarinic Compound Controlled by ACADIA (excluding Joint Muscarinic Compounds Controlled by both parties), or Other Forms of any such Muscarinic Compound, that is not a Selected Muscarinic Compound, and Sepracor’s license under Section 6.1(a)(iii) shall only apply to Selected Muscarinic Compounds (including Back-Up Selected Muscarinic Compounds designated in accordance with this Section 3.8). For purposes of clarification, and notwithstanding any of the foregoing provisions of this Section 3.8 regarding designation of Selected Indication(s) to the contrary, for so long as Sepracor’s license under Section 6.1(a)(iii) remains in effect with respect to a Selected Muscarinic Compound, Sepracor shall have the exclusive right to develop and commercialize such Selected Muscarinic Compound for any indications in the Muscarinic Field, and ACADIA and its Affiliates shall not have any right to develop, commercialize, or sell (alone or through a Third Party) any Selected Muscarinic Compound outside the Muscarinic Field.

(ii) Upon expiration or termination of the Research Term, except as otherwise specifically provided in Section 6.1(b)(ii), ACADIA shall not have any rights or licenses in, to, or under any Sepracor Technology, or other Patents (excluding Joint Patents) or Information belonging to or provided by Sepracor or its Affiliates, and ACADIA shall not use the same or share it with any Third Party. Upon expiration or termination of the Research Term,

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except as otherwise specifically provided in Section 6.1(a)(iii) and (iv), Sepracor shall not have any rights or licenses in, to, or under any ACADIA Technology, or other Patents (excluding Joint Patents) or Information belonging to or provided by ACADIA or its Affiliates, and Sepracor shall not use the same or share it with any Third Party.

3.9 Exclusivity. Until [...***...] of the expiration or termination of the Research Term (other than termination by ACADIA in accordance Section 12.2 or 12.4), ACADIA shall not develop or commercialize (either directly or through any Third Party) any Muscarinic Compound for use in the Selected Indications. However, if, at any time prior to [...***...] of the expiration or termination of the Research Term (other than termination by ACADIA in accordance with Section 12.2 or 12.4), Sepracor is not engaged in any development or commercialization efforts whatsoever with respect to at least one (1) Selected Muscarinic Compound or Muscarinic Product for any given Selected Indication, or either (i) Sepracor in good faith notifies ACADIA in writing that it intends to abandon research and development of all Selected Muscarinic Compounds or Muscarinic Products for such Selected Indication or (ii) the minutes of any board or committee meeting of Sepracor reflect Sepracor’s abandonment of research and development of all Selected Muscarinic Compounds and Muscarinic Products for such Selected Indication, then the restriction set forth in the first sentence of this Section 3.9 shall terminate with respect to such Selected Indication.

3.10 ACADIA Development of [...***...] Eyecare Compounds.

(a) Original [...***...] Eyecare Compounds. Sepracor agrees that ACADIA shall retain all rights (excluding any rights under Sepracor Technology or Sepracor’s interest as an owner of Joint Patents) to pursue, itself or with any Affiliate or Third Party, one (1) or more [...***...] Eyecare Compounds subject to the terms and provisions of this Agreement.

(b) Designation of New [...***...] Eyecare Compounds. From time to time during the Research Term, ACADIA may provide Sepracor written notice identifying one (1) or more Muscarinic Compounds that ACADIA in good faith believes are [...***...] due to one or more factors (such as [...***...]), and such written notice will provide Sepracor with data to evidence such unsuitability and shall include a request to designate the identified Muscarinic Compounds as [...***...] Eyecare Compounds. Should Sepracor believe, in good faith, that any of such Muscarinic Compounds identified by ACADIA in its written notice are suitable or potentially suitable for [...***...] Sepracor shall provide ACADIA with written notice identifying the Muscarinic Compound(s) described in ACADIA’s notice that Sepracor believes are suitable for [...***...] or that Sepracor believes inadequate information exists at the time to determine whether any such Muscarinic Compound is suitable for [...***...], and explaining its rationale for such belief, within [...***...] of receipt of such notice from ACADIA, and such Muscarinic Compound(s) shall not be considered [...***...] Eyecare Compounds. If Sepracor notifies ACADIA that Sepracor agrees with ACADIA’s determination of such Muscarinic Compound(s)’ unsuitability for [...***...], or if Sepracor does not respond to ACADIA’s written notice regarding the unsuitability of such Muscarinic Compound(s) for [...***...] within [...***...] after receipt of such notice, such Muscarinic Compound(s) shall be deemed [...***...] Eyecare Compound(s) and shall cease to be considered Muscarinic Compound(s) for purposes of this Agreement.

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(c) Other Requests. From time to time during the Research Term, ACADIA may, by written notice to Sepracor, request Sepracor’s written consent that ACADIA may pursue research, development and commercialization (either directly or through its Affiliates or any Third Party) for Eyecare Indications of one or more specific Muscarinic Compounds (excluding any Selected Muscarinic Compounds) that are potentially suitable for systemic administration. Sepracor agrees to consider in good faith any such request, and provide ACADIA with written notice of its determination.

4.	EVALUATION; LICENSE OPTION

4.1 Option Period.

(a) Preliminary Evaluation Period. Within [...***...] of the Effective Date, ACADIA will send Sepracor all then existing Option Compound Information, and a written notice confirming that all then existing Option Compound Information was sent to Sepracor. Within [...***...] of Sepracor’s receipt of all Option Compound Information, Sepracor shall identify to ACADIA, by written notice, [...***...] Evaluation Compounds for the purpose of conducting Preliminary Evaluation Work. Within [...***...] of receipt of Sepracor’s notice identifying Evaluation Compounds, ACADIA will provide Sepracor with Option Compound Information not previously provided to Sepracor relating to Evaluation Compounds, including without limitation methods and processes for synthesizing the same, and to the extent available, reasonable quantities of each Evaluation Compound for purposes of conducting Preliminary Evaluation Work during the Preliminary Evaluation Period.

(b) Selection of Chosen Compounds.

(i) Selection. Sepracor shall have the right, exercisable by written notice to ACADIA from the Effective Date and throughout the Preliminary Evaluation Period, to designate up to [...***...] Chosen Compounds for purposes of conducting Evaluation Studies during the Final Evaluation Period. Sepracor will use good faith efforts to make the designation of the Chosen Compounds as promptly as possible within the Preliminary Evaluation Period. Within [...***...] of ACADIA’s receipt of Sepracor’s notice designating Chosen Compounds, ACADIA shall deliver to Sepracor a reasonably detailed written summary of existing Preclinical Development Costs for each Chosen Compound.

(ii) Identification of Other Forms. By no later than [...***...] from the date of its written notice designating Chosen Compounds pursuant to Section 4.1(b)(i) above, Sepacor shall send ACADIA a written notice providing a cumulative list designating all compounds that Sepracor believes in good faith may be Chosen Compound [...***...] based on scientifically acceptable principles and methods, and the compounds on such list shall thereafter be the only [...***...] for Chosen Compounds included in the term “Other Form” pursuant to clause 3) of Section 1.55.

(c) Evaluation Reports. On a [...***...] during the Option Period, Sepracor will provide to ACADIA the Evaluation Results and a summary of other Sepracor

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Know-How generated in the course of the Preliminary Evaluation Work or Evaluation Studies, which may be provided through the JRC.

(d) Use of Evaluation Results. Except as otherwise provided in this Agreement, Sepracor shall use Option Compound Information, Option Compounds, and Evaluation Results solely for the purpose of carrying out the Evaluation. Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Sepracor agrees that after the Effective Date it shall not (i) use Option Compounds, Option Compound Information, or Evaluation Results received or generated by Sepracor pursuant to this Agreement in research that is subject to licensing, or similar obligations to any Third Party, (ii) disclose or transfer Option Compounds, Option Compound Information, or Evaluation Results to any Third Party without ACADIA’s prior written consent except as otherwise provided in Section 3.6 of this Agreement, (iii) develop, or attempt to develop, any Other Forms of any Option Compound; or (iv) except as otherwise provided in Section 9.3, file (or cause to be filed) any patent application anywhere in the world containing any Option Compound Information or any results of the Evaluation Studies, or that contains compound claims directed to any Option Compound or Other Forms thereof, or any method of use of any Option Compound or Other Forms thereof, without ACADIA’s prior written consent.

4.2 Extension of Option Period for ACADIA Delay. The Option Period may be extended by the parties if ACADIA does not timely provide the Option Compound Information or the required quantities of Evaluation Compounds in accordance with Section 4.1. If Sepracor in good faith believes that ACADIA has not timely provided such Option Compound Information or Evaluation Compounds, Sepracor shall provide ACADIA with written notice thereof, and the parties shall negotiate in good faith and mutually agree in writing upon an extension of the Option Period that is commensurate with the duration of any delay in the Evaluation caused by ACADIA’s failure to comply with its obligations under Section 4.1.

4.3 Grant of Option. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to Sepracor an option (the “Option”), exercisable during the Final Evaluation Period with respect to one (1) Chosen Compound, to obtain an exclusive, worldwide, royalty-bearing license, with the right to sublicense, under the ACADIA Technology to develop, make, have made, use, distribute, distribute for sale, promote, sell, offer for sale, have sold, or import Fixed Co-Formulation Products in the Sleep Field.

4.4 Exercise of Option & Licensed Compound Other Forms.

(a) Option Exercise. Subject to the terms and conditions of this Agreement, Sepracor may exercise the Option granted under Section 4.3 at any time during the Final Evaluation Period by sending the Exercise Notice to ACADIA and by paying the Option Exercise Fee to ACADIA in accordance with the terms of Section 7.2 of this Agreement. Sepracor will use commercially reasonable efforts to exercise the Option as promptly as possible within the Final Evaluation Period.

(b) Licensed Compound Other Forms.

(i) Initial Identification. By no later [...***...] from the date of the Exercise Notice, Sepracor shall send ACADIA a written notice providing a list designating all compounds from the list provided pursuant to Section 4.1(b)(ii) of [...***...] for each of the Chosen Compounds that Sepracor believes in good faith may be Licensed Compound [...***...] (hereinafter “Initial [...***...] List”), and the compounds on the Initial [...***...] List shall thereafter be the only [...***...] for Licensed Compound included in the term “Other Form” pursuant to clause 3) of Section 1.55.

(ii) Final Identification. By no later than [...***...] of Sepracor’s submission of an NDA for Fixed Co-Formulation Product, Sepracor shall send ACADIA a written notice providing a list designating [...***...] compounds from the Initial [...***...] List that Sepracor believes in good faith may be Licensed Compound [...***...] (hereinafter “Final [...***...] List”), and the compounds on such list shall thereafter be the only [...***...] for Licensed Compound included in the term “Other Form” pursuant to clause 3) of Section 1.55.

(iii) ACADIA’s Right to Request Removal. During the period between the date of the written notice providing the Initial [...***...] List and the date of the written notice providing the Final [...***...] List, ACADIA may send Sepracor written notice requesting that Sepracor consider removing one or more compounds from the Initial [...***...] List. Sepracor shall consider ACADIA’s request in good faith and advise ACADIA of its decision [...***...] of Sepracor’s receipt of ACADIA’s written notice. If Sepracor decides to grant ACADIA’s request to remove a compound(s) from the Initial [...***...] List, such compound(s) shall be removed from the Initial [...***...] List [...***...] of Sepracor’s written notice to ACADIA and thereafter shall not be a [...***...] of Licensed Compound included in the term “Other Form” pursuant to clause 3) of Section 1.55.

4.5 Reimbursement for Licensed Compound. If Licensed Compound is an Option Compound for which ACADIA has unreimbursed Preclinical Development Costs, then Sepracor shall reimburse ACADIA for [...***...] such Preclinical Development Costs. ACADIA shall deliver a reasonably detailed written invoice of such Preclinical Development Costs to Sepracor within [...***...] of ACADIA’s receipt of Sepracor’s Exercise Notice, and Sepracor shall pay such invoice in full within [...***...] of receipt.

4.6 Reservation of Rights. ACADIA shall retain all rights to research, develop, and commercialize all Option Compounds (including the Evaluation Compounds and the Chosen Compounds), whether alone or in combination with another active ingredient (excluding Eszopiclone Compounds), for all indications subject to the following:

(a) during the Preliminary Evaluation Period, ACADIA shall not develop or commercialize (whether such development and commercialization is conducted directly by ACADIA or its Affiliates or through or in collaboration with any Third Party) any Evaluation Compound (or products containing any Evaluation Compound) for any indication in the Sleep Field;

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(b) during the Final Evaluation Period, ACADIA shall not develop or commercialize (whether such development and commercialization is conducted directly by ACADIA or its Affiliates or through or in collaboration with any Third Party) any Chosen Compound (or products containing any Chosen Compound) for any indication in the Sleep Field;

(c) if Sepracor exercises the Option, for so long as Sepracor complies with its diligence obligations under Section 6.2 with respect to at least one Fixed Co-Formulation Product, ACADIA shall not research, develop, promote (including without limitation, publications, abstracts, presentations, labeling, and package or product inserts), or commercialize (whether such research, development, promotion, and commercialization is conducted directly by ACADIA or its Affiliates or through or in collaboration with any Third Party) Licensed Compound (or products containing Licensed Compound) for any indication in the Sleep Field; and

(d) if Sepracor exercises the Option, for so long as Sepracor complies with its diligence obligations under Section 6.2 with respect to at least one Fixed Co-Formulation Product, ACADIA shall not research, develop, promote (including without limitation, publications, abstracts, presentations, labeling, and package or product inserts), or commercialize (whether such research, development, promotion, and commercialization is conducted directly by ACADIA or its Affiliates or through or in collaboration with any Third Party) [...***...] (or products containing [...***...]) for any indication in the Sleep Field.

4.7 Effect of Expiration or Termination of Option Period.

(a) Option Compound Supplies. Upon any termination or expiration of the Option Period, Sepracor shall return to ACADIA or, at ACADIA’s election, destroy all remaining amounts of Option Compounds provided by ACADIA, destroy all remaining amounts of Options Compounds synthesized by or for Sepracor, and provide to ACADIA written certification of such return or destruction; provided, however, that if Sepracor has exercised the Option prior to the end of the Option Period in accordance with Section 4.4, Sepracor shall be entitled to retain all amounts of Licensed Compound remaining in its possession until the expiration or termination of the license covering the Licensed Compound.

(b) Option Not Exercised. If Sepracor does not exercise the Option prior to the end of the Option Period, then within [...***...] following the expiration or termination of the Option Period, Sepracor shall provide ACADIA with all preclinical and toxicology and other data generated by Sepracor with respect to each of the Chosen Compounds as a single agent, and ACADIA shall be free to use such data for any purpose other than development of a product containing an Eszopiclone Compound.

(c) Option Exercised. If Sepracor exercises the Option, then within [...***...] following such exercise, Sepracor shall provide ACADIA with all preclinical and toxicology and other data generated by Sepracor with respect to the Licensed Compound (but not any other Chosen Compounds) as a single agent, and hereby grants ACADIA the right to use such data with respect to the Licensed Compound for the purpose of developing and commercializing the Licensed Compound for indications outside of the Sleep Field (whether such development and commercialization is conducted directly by ACADIA or its

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Affiliates, through or in collaboration with any Third Party, or some combination of the foregoing).

(d) ACADIA’s Rights. Upon identification of Evaluation Compounds pursuant to Section 4.1(a), all rights to all Option Compounds other than the Evaluation Compounds granted by ACADIA to Sepracor shall terminate and revert to ACADIA. Upon expiration or termination of the Preliminary Evaluation Period, all rights to all Evaluation Compounds other than the Chosen Compounds granted by ACADIA to Sepracor shall terminate and revert to ACADIA. Upon expiration or termination of the Final Evaluation Period (including, without limitation, by reason of Sepracor’s exercise of the Option), any right or license granted to Sepracor by ACADIA under this Agreement with respect to Chosen Compounds (other than Licensed Compound if Sepracor exercises the Option and only for so long as Sepracor’s license under Section 6.1(a)(iv) remains in effect) shall terminate and revert to ACADIA.

5.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

5.1 Development and Commercialization of Products. Subject to the terms and conditions of this Agreement (including, without limitation, Sections 5.2 and 6.2), on a Product-by-Product basis, commencing as of designation of a Product Candidate (in the case of Muscarinic Products) or exercise of the Option (in the case of Fixed Co-Formulation Products), Sepracor shall control, and be solely responsible for the costs associated with, the worldwide development and commercialization of Products, including, but not limited to, the worldwide supply of Products for use in development and commercialization activities.

5.2 Disclosure Regarding Sepracor Efforts. During the Term, Sepracor will keep ACADIA regularly and fully informed regarding the worldwide development and commercialization of Products by Sepracor, its Affiliates and Sublicensees. Without limiting the generality of the foregoing, Sepracor shall provide ACADIA with prompt written notice of the following:

(a) filing of any regulatory documents with respect to any Product in any Major Market;

(b) initiation of Phase I Clinical Trials, Phase II Clinical Trials, and Phase III Clinical Trials with respect to any Product in any Major Market; and

(c) any significant developments, clinical trial progress, Regulatory Approval and commercialization plans, activities and results with respect to Products.

In addition, on [...***...] basis prior to Regulatory Approval of a Muscarinic Product (and, if Sepracor has exercised its Option, a Fixed Co-Formulation Product) in a Major Market and on [...***...] basis thereafter during the Term, Sepracor shall provide ACADIA with a reasonably detailed description of development status for Products, including results of preclinical studies and clinical trials, and Sepracor will from time to time, in good faith, provide ACADIA with any reports on development status and study results with respect to Muscarinic Compounds or Chosen Compounds that are generated for Sepracor’s own internal use. Following Regulatory Approval of a Muscarinic Product (and, if Sepracor has exercised its Option, a Fixed Co-

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Formulation Product) in a Major Market, Sepracor shall provide ACADIA with [...***...] written reports regarding Sepracor’s marketing strategy and plans with respect to Products. Any and all information, reports, documents, notices, and the like provided hereunder shall be Sepracor’s Confidential Information and shall be subject to the confidentiality and other obligations set forth in Article 11 of this Agreement.

6.	LICENSES

6.1 License Grants.

(a) By ACADIA.

(i) Research Program License. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to Sepracor, during the Research Term, a non-exclusive, worldwide, fully-paid up license, without the right to sublicense (except to subcontractors as provided in Section 3.6 of this Agreement), under the ACADIA Technology solely to perform Sepracor’s obligations under the Research Program.

(ii) Evaluation License Grant. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to Sepracor, during the Option Period, a non-exclusive, fully paid-up, limited research-use only license, without the right to sublicense (except to subcontractors as provided in Section 3.6 of this Agreement), under the ACADIA Technology solely to perform Preliminary Evaluation Work and Evaluation Studies as provided in this Agreement.

(iii) Muscarinic Product Development and Commercialization License. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to Sepracor, during the Term, an exclusive, worldwide, royalty-bearing license, with the right to sublicense even through multiple tiers of sublicense, under ACADIA Technology and ACADIA’s interest in Joint Patents, to develop, make, have made, use, distribute, promote, sell, offer for sale, have sold, import, and export Muscarinic Products in the Muscarinic Field.

(iv) Fixed Co-Formulation Product Development and Commercialization License.

(1) Exclusive License. Subject to the terms and conditions of this Agreement, effective only upon exercise of the Option and payment in full of the Option Exercise Fee, ACADIA hereby grants to Sepracor, during the Term, an exclusive, worldwide, royalty-bearing license, with the right to sublicense even through multiple tiers of sublicense, under ACADIA Technology to develop, make, have made, use, distribute, promote, sell, offer for sale, have sold, import, and export Fixed Co-Formulation Products in the Sleep Field. For the avoidance of doubt, the license granted to Sepracor in this Section 6.1(a)(iv)(1) excludes (a) any license under ACADIA Technology to develop, make, have made, use, distribute, promote, sell, offer for sale, have sold, import, and export [...***...], and (b) any license under ACADIA Technology containing claims directed only to [...***...].

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(2) Non-Exclusive License. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to Sepracor, during the Term, a non-exclusive, worldwide, fully-paid up license, with the right to sublicense even through multiple tiers of sublicense, under ACADIA Technology and any other Patents directed to [...***...] that are Controlled by ACADIA to develop, make, have made, use, distribute, promote, sell, offer for sale, have sold, import, and export Fixed Co-Formulation Products in the Sleep Field.

(b) By Sepracor.

(i) Research Program License. Subject to the terms and conditions of this Agreement, Sepracor hereby grants to ACADIA and its Affiliates, during the Research Term, a non-exclusive, worldwide, fully paid-up license, without the right to sublicense (except to subcontractors as provided in Section 3.6 of this Agreement), under the Sepracor Technology solely to perform ACADIA’s obligations under the Research Program.

(ii) License to Returned Products. Under the circumstances described in Section 6.2(a)(i), and subject to the terms and conditions of this Agreement, Sepracor hereby grants to ACADIA, during the Term, an exclusive, worldwide, royalty-bearing license, with the right to sublicense even through multiple tiers of sublicense, under Sepracor Technology and Sepracor’s interest in Joint Patents, to develop, make, have made, use, distribute, promote, sell, offer for sale, have sold, import, and export any Returned Products that were Muscarinic Products in the Muscarinic Field.

6.2 Diligence Obligations.

(a) Sepracor. Sepracor shall use commercially reasonable efforts to pursue diligently development and commercialization of a Muscarinic Product based on each Primary Selected Muscarinic Compound (or one of its Back-Up Selected Muscarinic Compounds), and, if Sepracor has exercised its Option, at least one Fixed Co-Formulation Product, in at least one (1) Major Market and in such other countries and jurisdictions as Sepracor deems commercially reasonable, and to maximize sales of such Products. As used herein, “commercially reasonable efforts” shall mean those efforts, consistent with the exercise of customary scientific and business practices as applied in the pharmaceutical industry for development and commercialization activities conducted with respect to other products of similar potential and market size.

(i) Muscarinic Products. If Sepracor fails to fulfill the foregoing diligence obligations with respect to at least one (1) Muscarinic Product based on each Primary Selected Muscarinic Compound (or one of its Back-Up Selected Muscarinic Compounds), or either (a) Sepracor in good faith notifies ACADIA in writing that it intends to abandon research and development of such Muscarinic Product or (b) the minutes of any board or committee meeting of Sepracor reflect Sepracor’s abandonment of research and development of such Muscarinic Product, then (1) the license granted to Sepracor under Section 6.1(a)(iii) with respect to Muscarinic Products based on such Primary Selected Muscarinic Compound and its

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Back-Up Selected Muscarinic Compounds shall terminate, and (2) Sepracor shall grant to ACADIA a license under Section 6.1(b)(ii).

(ii) Fixed Co-Formulation Products. Provided that Sepracor has exercised its Option, if Sepracor fails to fulfill the foregoing diligence obligations with respect to at least one (1) Fixed Co-Formulation Product, or either (a) Sepracor in good faith notifies ACADIA in writing that it intends to abandon research and development of all Fixed Co-Formulation Products or (b) the minutes of any board or committee meeting of Sepracor reflect Sepracor’s abandonment of research and development of all Fixed Co-Formulation Products, then the license granted to Sepracor under Section 6.1(a)(iv) shall terminate.

For purposes of clarification, in no event shall Sepracor be obligated to grant to ACADIA any license with respect to any Eszopiclone Compounds, or any Patents Controlled by Sepracor claiming any Eszopliclone Compounds.

(b) ACADIA. With respect to any Returned Products to which ACADIA is granted a license pursuant to Sections 6.1(b)(ii) and 6.2(a)(i), ACADIA shall use commercially reasonable efforts to pursue diligently development and commercialization of all such Returned Products in at least one (1) Major Market and in such other countries and jurisdictions as ACADIA deems commercially reasonable, and to maximize sales of such Returned Products. If ACADIA fails to fulfill the foregoing diligence obligations with respect to at least one (1) Returned Product, or either (a) ACADIA in good faith notifies Sepracor in writing that it intends to abandon research and development of such Returned Product or (b) the minutes of any board or committee meeting of ACADIA reflect ACADIA’s abandonment of research and development of such Returned Product, then the license granted to ACADIA under Section 6.1(b)(ii) with respect to such Returned Product shall terminate.

6.3 Retained Rights; No Implied Licenses.

(a) Except as otherwise provided herein, ACADIA hereby expressly reserves the right to practice, and to grant licenses under, ACADIA Technology and ACADIA’s rights to Joint Patents for any and all purposes other than the specific purposes for which Sepracor has been granted a license under Section 6.1(a). Except as otherwise provided herein, Sepracor hereby expressly reserves the right to practice, and to grant licenses under, Sepracor Technology and Sepracor’s rights to Joint Patents for any and all purposes other than the specific purposes for which ACADIA has been granted a license under Section 6.1(b). No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

(b) For purposes of clarification, and notwithstanding any other provision of this Agreement to the contrary: (i) no rights or licenses of any kind are granted by ACADIA to Sepracor under this Agreement with respect to ACADIA’s compounds known as ACP-103 and ACP-104 (N-desmethylclozapine) or any ACP-104 Analogs; (ii) Sepracor acknowledges that ACADIA has licensed Third Party Compounds to a Third Party, that Third Party Compounds will not be considered Muscarinic Compounds for purposes of this Agreement, and that ACADIA is not granting to Sepracor any right or license with respect to any Third Party

Compound; (iii) with respect to each [...***...] Eyecare Compound, including, without limitation, any Muscarinic Compound that becomes a [...***...] Eyecare Compound pursuant to Section 3.10 (and thereby ceases to be a Muscarinic Compound for purposes of this Agreement), ACADIA shall retain and have the right to develop and commercialize (either directly or through its Affiliates or any Third Party) such [...***...] Eyecare Compound solely outside the Muscarinic Field; and (iv) no rights or licenses of any kind are granted by Sepracor to ACADIA under this Agreement with respect to any Eszopiclone Compounds or any Patents or Information Controlled by Sepracor related thereto.

6.4 Third Party Licenses.

(a) General. In the event that patent licenses from Third Parties are required by Sepracor, its Affiliates or Sublicensees in order to research, develop, make, have made, import, export, use, distribute, promote, market, offer for sale, or sell any Product, Sepracor shall be solely responsible for acquiring such licenses at Sepracor’s sole discretion.

(b) Royalty Credit. On a Product-by-Product basis, in the event that a license described in Section 6.4(a) above is required in order to allow Sepracor, its Affiliates or Sublicensees to practice the ACADIA Technology, Sepracor shall have the right to reduce any royalty or other payment otherwise due ACADIA hereunder (excluding any amounts previously paid to ACADIA) by [...***...] of royalties, license fees, or other payments actually paid or payable by Sepracor, or any of its Affiliates or Sublicensees, to a Third Party under any such license granted by such Third Party; provided, however, that in no event shall the royalties or other payments due to ACADIA for any Product in any country in any Calendar Quarter be reduced to less than [...***...] of the payment otherwise due to ACADIA hereunder for such Product in such country.

7.	FEES AND PAYMENTS

7.1 Equity Purchase. Concurrently herewith, Sepracor and ACADIA have entered into a separate Stock Purchase Agreement pursuant to which Sepracor will purchase and commit to purchase shares of ACADIA’s common stock on the terms provided therein.

7.2 Option Exercise Fee. If Sepracor elects to exercise the Option, then within [...***...] of sending the Exercise Notice, Sepracor shall pay ACADIA the Option Exercise Fee, which is non-creditable and non-refundable.

7.3 Research Funding. During the Research Term, Sepracor shall make research funding payments to ACADIA of [...***...] dollars ($[...***...]) per year (as may be increased in accordance with Section 3.4(a)). The first payment under this Section 7.3 shall be made within [...***...] of the Effective Date and each subsequent payment shall be made within [...***...] after the anniversary of the Effective Date each year during the Research Term.

7.4 Milestone Payments. Within [...***...] following the first occurrence of each of the events set forth below with respect to a Product, Sepracor shall pay to ACADIA the milestone payment set forth below (whether such milestone is achieved by

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Sepracor, its Affiliate or, except as expressly set forth below, any of their respective Sublicensees):

Milestone Event	Milestone Payment
Designation of Product Candidate	$[...***...]
Acceptance of IND [...***...]	$[...***...]
Successful Completion of [...***...] of Product	$[...***...]
Dosing of first patient in [...***...] of Product	$[...***...]
Filing of NDA for Product in [...***...]	$[...***...]
Approval of NDA for Product in [...***...]	$[...***...]
Approval of NDA for Product in [...***...]	$[...***...]
Approval of NDA for Product in [...***...]	$[...***...]

Each of the milestone payments described in this Section 7.4 shall be payable one time for each Product containing a particular active ingredient, regardless of the number of indications for which such Product is developed or commercialized; provided, however, that if (a) development of a Product is abandoned after one or more of the milestone payments under this Section 7.4 has been made (a “Dropped Product”) and (b) another Product containing a different active ingredient is developed for substantially the same indication as a replacement for such Dropped Product, then only those milestone payments under this Section 7.4 that were not previously made with respect to such Dropped Product shall be payable with respect to the replacement Product. All payments made to ACADIA pursuant to this Section 7.4 are non-refundable and, except as set forth in the preceding sentence, may not be credited against any other payments payable by Sepracor to ACADIA under this Agreement.

7.5 Royalties. Sepracor shall pay to ACADIA royalties on Net Sales of each Product by Sepracor and its Affiliates (and by their respective Sublicensees in [...***...], but not their respective Sublicensees [...***...]) at the following rates:

(a) [...***...] percent ([...***...]%) of that portion of total annual Net Sales of a Product that is less than or equal to $[...***...];

(b) [...***...] percent ([...***...]%) of that portion of total annual Net Sales of a Product that is greater than $[...***...] and less than or equal to $[...***...];

(c) [...***...] percent ([...***...]%) of that portion of total annual Net Sales of a Product that is greater than $[...***...].

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7.6 Sublicensing Revenues. Sepracor shall pay to ACADIA [...***...] percent ([...***...]%) of all Sublicensing Revenues received by Sepracor or any of its Affiliates.

7.7 Royalty Term. The payments specified in Sections 7.5 and 7.6 (collectively, “Percentage-Based Payments”) shall be payable on a Product-by-Product and country-by-country basis for a period equal to the Royalty Term for such Product in such country.

7.8 Payments on Returned Products. If any license is granted to ACADIA with respect to any Returned Product under Section 6.1(b)(ii), ACADIA shall pay to Sepracor milestone payments and Percentage Based Payments at the same levels as specified under Sections 7.4, 7.5 and 7.6, and the provisions of Sections 6.4(b) and 7.7 and Article 8 and any relevant defined terms used therein shall apply to such payments, as if such provisions referred to payments by ACADIA to Sepracor with respect to Returned Products.

8.	PAYMENT; RECORDS; AUDITS

8.1 Payment; Reports. Percentage-Based Payments shall be calculated and reported for each Calendar Quarter. All payments due to ACADIA under this Agreement shall be paid within [...***...] of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Products by Sepracor and its Affiliates and Sublicensing Revenues received by Sepracor and its Affiliates, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the gross sales and Net Sales of each Product, the amount of each type of Sublicensing Revenues received, the Percentage-Based Payments payable, the method used to calculate the Percentage-Based Payments, and the exchange rates used. Sepracor shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit ACADIA to confirm the accuracy of all payments due hereunder.

8.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the Percentage-Based Payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by ACADIA, unless otherwise specified in writing by ACADIA.

8.3 Income Tax Withholding. ACADIA will pay any and all taxes levied on account of any payments made to it under this Agreement. If, at any time, any country or jurisdiction requires Sepracor to withhold income taxes or other taxes imposed on payments under this Agreement, Sepracor will (a) deduct such taxes from payments made to ACADIA, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to ACADIA within [...***...] following such payment. Any withholdings paid when due pursuant to subpart (a) hereunder shall be for the account of ACADIA and shall not be included in the calculation of Net Sales.

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8.4 Records, Audits, Adjustments.

(a) Records. During the Term and for a period of [...***...] thereafter, Sepracor shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products and the receipt of Sublicensing Revenues in sufficient detail to permit ACADIA to confirm the accuracy of all Percentage-Based Payments due hereunder.

(b) Audits. Upon [...***...] prior written notice from ACADIA, Sepracor shall permit an independent, certified public accounting firm of nationally recognized standing to have access during normal business hours to examine pertinent books and records of Sepracor or its Affiliates, as appropriate, as may be reasonably necessary to verify the accuracy of royalty reports provided pursuant to Section 8.1. The examination shall be limited to pertinent books and records for any year ending not more than [...***...] prior to the date prior to the date of the written notice. An examination under this Section 8.4 shall not occur more than [...***...] in any calendar year. Sepracor may designate competitively sensitive Confidential Information of Sepracor that the accounting firm conducting the examination may not disclose to ACADIA, provided, however, that such designation shall not encompass the firm’s conclusions. The accounting firm shall disclose to ACADIA only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to ACADIA. The accounting firm shall provide Sepracor with a copy of any disclosures or reports made to ACADIA. Any and all such accounting firms shall sign a confidentiality agreement (in a form and substance reasonably acceptable to Sepracor) as to any of Sepracor’s or its Affiliate’s Confidential Information that they are provided, or to which they have access, while conducting any audit hereunder. Information, disclosures, or reports arising from any such examination shall be Confidential Information of Sepracor subject to the confidentiality and other obligations of Article 11 of this Agreement.

(c) Adjustments. Prompt adjustments shall be made by Sepracor to compensate or adjust for any confirmed errors or omissions disclosed by such audit. ACADIA shall bear the full cost of such audit unless such audit discloses an underpayment by Sepracor of more than [...***...] percent ([...***...]%) of the amount of Percentage-Based Payments or other payments due under this Agreement, in which case, Sepracor shall bear the full cost of such audit and shall promptly remit to ACADIA the amount of any underpayment.

(d) FTE Allocation Report Review. Upon [...***...] prior written notice from Sepracor, ACADIA shall permit Sepracor to have access during normal business hours to examine pertinent books, records, and reports of ACADIA or its Affiliates, as appropriate, containing information that is relevant to, or as may be reasonably necessary to verify the accuracy of, any FTE allocation reports provided to Sepracor pursuant to Section 3.4(c). In its written notice, Sepracor shall identify the period(s) underlying FTE allocation reports it is requesting to review. An examination under this Section 8.4(d) shall not occur more than [...***...] in any Calendar Year. In the event that a discrepancy is found, Sepracor will provide ACADIA with a written notice providing the details of any such discrepancy, and within [...***...] thereafter, the parties will negotiate in good faith and agree upon any monetary and/or specific performance remedies to cure or compensate for any and all such discrepancies. If the parties cannot reach a resolution within this time period, the matter shall be resolved in accordance with Article 14 of this Agreement. Information,

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disclosures, or reports arising from any such examination shall be Confidential Information of ACADIA subject to the confidentiality and other obligations of Article 11 of this Agreement.

8.5 Late Payments. In the event that any payment due under this Agreement is not sent to ACADIA in accordance with the provisions of Sections 7.1 to 7.4 and 8.1, when due, the payment shall accrue interest from the date due at the rate of [...***...] percent ([...***...]%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit ACADIA from exercising any other rights it may have as a consequence of the lateness of any payment.

9.	INTELLECTUAL PROPERTY

9.1 Ownership of Inventions. Inventorship of Inventions shall be determined in good faith in accordance with the rules of inventorship under United States patent laws. ACADIA shall own all ACADIA Inventions and all ACADIA Patents. Sepracor shall own all Sepracor Inventions and all Sepracor Patents. All Joint Inventions and all Joint Patents shall be owned jointly by Sepracor and ACADIA pursuant to the provisions of 35 U.S.C. § 262, as may be amended from time to time.

9.2 Patent Prosecution and Maintenance.

(a) ACADIA Patents.

(i) General. ACADIA shall be responsible for the preparation, filing, prosecution, maintenance, and enforcement of ACADIA Patents (other than Product Patents) at ACADIA’s sole expense, subject to Sections 9.2(a)(ii), (iii) and (iv).

(ii) Cooperation. ACADIA shall (A) during the Research Term, with respect to any ACADIA Patents (other than Product Patents) that claim or disclose (1) any Muscarinic Compound, (2) compositions comprising any Muscarinic Compound, (3)a method of manufacture of any Muscarinic Compound or composition comprising the same, or (4) a method of use of any Muscarinic Compound or composition comprising the same in the Muscarinic Field, (B) during the Preliminary Evaluation Period, with respect to any ACADIA Patents (other than Product Patents) that claim or disclose (1) any Evaluation Compound, (2) compositions comprising any Evaluation Compound, (3) a method of manufacture of any Evaluation Compound or composition comprising the same, or (4) a method of use of any Evaluation Compound or composition comprising the same in the Sleep Field, (C) during the Final Evaluation Period, with respect to any ACADIA Patents (other than Product Patents) that claim or disclose (1) any Chosen Compound, (2) compositions comprising any Chosen Compound, (3) a method of manufacture of any Chosen Compound or composition comprising the same, or (4) a method of use of any Chosen Compound in the Sleep Field, (D) during the Term and so long as Sepracor retains a license thereto under this Agreement, with respect to any ACADIA Patents (other than Product Patents) that claim or disclose (1) any Selected Muscarinic Compound, (2) compositions comprising any Selected Muscarinic Compound, (3)any Muscarinic Product, (4)a method of manufacture of any Selected Muscarinic Compound, compositions comprising the same, or Muscarinic Product, or (5) a method of use of any Selected Muscarinic Compound,

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compositions comprising the same, or a Muscarinic Product in the applicable Selected Indications, (E) during the Term and so long as Sepracor retains a license thereto under this Agreement, with respect to any ACADIA Patents (other than Product Patents) that claim or disclose (1) any Licensed Compound, (2) compositions comprising any Licensed Compound, (3) any Fixed Co-Formulation Product, (4)a method of manufacture of any Licensed Compound, compositions comprising the same, or any Fixed Co-Formulation Product, or (5) a method of use of Licensed Compound, compositions comprising the same, or Fixed Co-Formulation Product in the Sleep Field, do the following:

(1) provide Sepracor with a copy of the final draft of any proposed application at least [...***...] prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and ACADIA shall consider in good faith any comments or revisions suggested by Sepracor or its counsel;

(2) promptly provide Sepracor with a copy of all patent applications as filed, together with a notice of its filing date and serial number;

(3) provide Sepracor with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least [...***...] of receipt thereof, and ACADIA shall consult with Sepracor regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by Sepracor;

(4) provide Sepracor with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within [...***...] of ACADIA’s receipt of the as-filed document;

(5) promptly notify Sepracor of the allowance, grant, or issuance of such ACADIA Patent; and

(6) consult with Sepracor regarding the payment of annuities, taxes, and maintenance fees for any such ACADIA Patents.

(iii) Option of Sepracor to Prosecute and Maintain. In the event that ACADIA desires to abandon or cease prosecution and/or maintenance of any ACADIA Patent (excluding any Limited ACADIA Patent) that claims or discloses(a) any Selected Muscarinic Compound, (b) Licensed Compound, (c) compositions comprising (a) or (b), (c) Product, (d) a method of manufacture of any of (a) through (c), or (e) methods of use of any of (a) through (c) in the applicable Selected Indication or the Sleep Field, as appropriate, under which ACADIA Patent Sepracor then has a license under this Agreement, ACADIA shall provide reasonable prior written notice to Sepracor of such intention to abandon (which notice shall, to the extent possible, be given no later than [...***...] prior to the next deadline for any action that must be taken with respect to any such ACADIA Patent in the relevant patent office). In such case, ACADIA shall permit Sepracor, at its sole discretion, to continue prosecution or maintenance of such ACADIA Patent at its own expense. If Sepracor elects to continue prosecution or maintenance of such ACADIA Patent, ACADIA shall execute such documents

***Confidential Treatment Requested

and perform such acts, at Sepracor’s expense, as may be reasonably necessary to effect an assignment of such ACADIA Patents to Sepracor. Any such assignment shall be completed in a timely manner to allow Sepracor to continue prosecution or maintenance of any such ACADIA Patent. Any patents or patent applications so assigned shall no longer be considered ACADIA Patents, no royalties or other payments under Article 7 are due to ACADIA for any Muscarinic Products encompassed by such ACADIA Patents (and not encompassed by any other ACADIA Technology or by any Joint Patents or Sepracor Patents arising from Sepracor Inventions), and shall become Patents owned by Sepracor; provided, however, that Sepracor hereby grants to ACADIA a fully paid up, royalty free, perpetual, irrevocable, exclusive, worldwide license under such Patents to develop and commercialize products for the prevention or treatment of ocular disease or outside the Sleep Field, as appropriate.

(iv) Limited ACADIA Patents. In the event that the Third Party’s right to file, prosecute, maintain, defend, or enforce any Limited ACADIA Patent ceases, within [...***...] thereof, ACADIA shall send Sepracor written notice removing any such Limited ACADIA Patent from Schedule 1.41, and such Patent shall thereafter be an ACADIA Patent.

(b) Product Patents.

(i) General. Sepracor shall be responsible for the preparation, filing, prosecution, maintenance, and enforcement of Product Patents at Sepracor’s sole expense. Sepracor shall consider in good faith the requests and suggestions of ACADIA with respect to strategies for filing and prosecuting Product Patents, and shall keep ACADIA informed of progress with regard to the preparation, filing, prosecution and maintenance of Product Patents.

(ii) Option of ACADIA to Prosecute and Maintain. In the event that Sepracor desires to abandon or cease prosecution and/or maintenance of any Product Patent, Sepracor shall provide reasonable prior written notice to ACADIA of such intention to abandon (which notice shall, to the extent possible, be given no later than [...***...] prior to the next deadline for any action that must be taken with respect to such Product Patent in the relevant patent office). In such case, Sepracor shall permit ACADIA, at its sole discretion, to continue prosecution or maintenance of such Product Patent at its own expense. If ACADIA elects to continue prosecution or maintenance of such Product Patent, Sepracor shall execute such documents and perform such acts, at ACADIA’s expense, as may be reasonably necessary to effect an assignment of such Product Patents to ACADIA (to the extent that such Product Patents are not already owned by ACADIA). Any such assignment shall be completed in a timely manner to allow ACADIA to continue prosecution or maintenance of any such Product Patent. Unless otherwise agreed by the parties in writing, any Patents so assigned shall no longer be considered Product Patents and shall be owned by ACADIA but shall cease to be included within the ACADIA Patents licensed under this Agreement.

(c) Sepracor Patents.

(i) General. Sepracor shall be responsible for preparation, filing, prosecution, maintenance, and enforcement of Sepracor Patents at Sepracor’s sole expense.

***Confidential Treatment Requested

(ii) Option of ACADIA to Prosecute and Maintain. In the event that Sepracor desires to abandon or cease prosecution and/or maintenance of any Sepracor Patent that containing claims or disclosure directed to the Muscarinic Compound in any Returned Product, compositions comprising the same, a method of manufacture thereof, or methods of use thereof in the Muscarinic Field, under which Sepracor Patent ACADIA then has a license under this Agreement, Sepracor shall provide reasonable prior written notice to ACADIA of such intention to abandon (which notice shall, to the extent possible, be given no later than [...***...] prior to the next deadline for any action that must be taken with respect to such Product Patent in the relevant patent office). In such case, Sepracor shall permit ACADIA, at its sole discretion, to continue prosecution or maintenance of such Sepracor Patent at its own expense. If ACADIA elects to continue prosecution or maintenance of such Sepracor Patent, Sepracor shall execute such documents and perform such acts, at ACADIA’s expense, as may be reasonably necessary to effect an assignment of such Sepracor Patents to ACADIA. Any such assignment shall be completed in a timely manner to allow ACADIA to continue prosecution or maintenance of any such Sepracor Patent. Any Patents so assigned shall no longer be considered Sepracor Patents, no royalties or other payments under Section 7.8 are due to Sepracor for any Returned Products encompassed by such Sepracor Patents (and not encompassed by any other Sepracor Technology or by any Joint Patents), and shall become Patents owned by ACADIA but shall not be included within the ACADIA Patents licensed under this Agreement; provided, however, that ACADIA hereby grants to Sepracor a fully paid up, royalty free, perpetual, irrevocable, exclusive, worldwide license under such Patents to practice such Patents outside the Muscarinic Field.

(d) Joint Patents.

(i) General. Sepracor shall be responsible for, the preparation, filing, prosecution, and maintenance of Joint Patents (other than Product Patents), subject to Sections 9.2(c)(ii) and (iii), and [...***...] the cost thereof.

(ii) Cooperation. For any Joint Patents (other than Product Patents), Sepracor shall:

(1) provide ACADIA with a copy of the final draft of any proposed application at least [...***...] prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and Sepracor shall consider in good faith any comments or revisions suggested by ACADIA or its counsel;

(2) promptly provide ACADIA with a copy of all patent applications as filed, together with a notice of its filing date and serial number;

(3) provide ACADIA with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least [...***...] of receipt thereof, and Sepracor shall consult with ACADIA regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by ACADIA;

***Confidential Treatment Requested

(4) provide ACADIA with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within [...***...] of Sepracor’s receipt of the as-filed document;

(5) promptly notify ACADIA of the allowance, grant, or issuance of such Joint Patent; and

(6) consult with ACADIA regarding the payment of annuities, taxes, and maintenance fees for any such Joint Patents.

(iii) Option of ACADIA to Prosecute and Maintain. In the event that Sepracor desires to abandon or cease prosecution and/or maintenance of any Joint Patent subject to this Section 9.2(c), Sepracor shall provide reasonable prior written notice to ACADIA of such intention to abandon (which notice shall, to the extent possible, be given no later than [...***...] prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case or if Sepracor refuses to pay its share of costs related to any such Joint Patent, at ACADIA’s sole discretion, upon written notice from ACADIA, ACADIA may elect to continue prosecution or maintenance at its own expense, and Sepracor shall execute such documents and perform such acts, at Sepracor’s expense, as may be reasonably necessary to effect an assignment of Sepracor’s entire right, title, and interest in and to such Joint Patents to ACADIA. Any such assignment shall be completed in a timely manner to allow ACADIA to continue prosecution or maintenance of any such Joint Patent. Any patents or patent applications so assigned shall no longer be considered Joint Patents and shall be owned by ACADIA but shall cease to be included within the ACADIA Patents and Joint Patents licensed under this Agreement.

(iv) ACADIA Declines Responsibility. If ACADIA refuses to [...***...] related to any Joint Patent subject to this Section 9.2(c), upon written notice from Sepracor, ACADIA shall assign its entire right, title, and interest in and to any such Joint Patents to Sepracor. Any patents or patent applications so assigned shall no longer be considered Joint Patents and shall become Patents owned by Sepracor, and no royalties or other payments under Article 7 are due to ACADIA for any Products encompassed by the same (and not encompassed by any other ACADIA Technology or by any Joint Patents).

9.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of any Patents under this Agreement and in obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Product being developed or commercialized by Sepracor in accordance with this Agreement. Such cooperation includes, but is not limited to:

(a) executing all papers and instruments, or requiring its employees, consultants, or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 9.1, and Patents claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country;

***Confidential Treatment Requested

(b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications; and

(c) promptly providing any Information deemed necessary by the Filing Party to prepare, file, prosecute, or maintain any such patent applications or patents, and require its employees, consultants, and contractors to promptly and fully respond to requests by the Filing Party relating to the same and assist in preparation of any declarations or other papers needed to submit such Information to the relevant patent office.

9.4 Infringement by Third Parties. In the event that either ACADIA or Sepracor becomes aware of any infringement or threatened infringement by a Third Party of any issued patent that is an ACADIA Patent, Product Patent, Sepracor Patent, or Joint Patent, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party. Both parties shall use their commercially reasonable efforts in cooperating with each other to obtain discontinuance of such infringement without litigation.

(a) ACADIA Patents; Product Patents.

(i) ACADIA shall have the first right to bring and control any action or proceeding with respect to infringement of any ACADIA Patent (other than a Product Patent) at its own expense and by counsel of its own choice. With respect to infringement of any ACADIA Patent (other than a Product Patent or a Limited ACADIA Patent) that may, in Sepracor’s good faith determination, have a material adverse effect on any Product being developed or commercialized by Sepracor, its Affiliates or its Sublicensees pursuant to a license granted under this Agreement, Sepracor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and ACADIA and its counsel will reasonably cooperate with Sepracor and its counsel in strategizing, preparing, and presenting any such action or proceeding. If ACADIA fails to bring an action or proceeding with respect to infringement of any ACADIA Patent described in the preceding sentence within (a) [...***...] following the notice of alleged infringement or (b) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Sepracor shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Sepracor shall have the first right to bring and control any action or proceeding with respect to infringement of any Product Patent at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Sepracor fails to bring an action or proceeding with respect to infringement of any Product Patent within (a) [...***...] following the notice of alleged infringement or (b) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ACADIA shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Sepracor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

***Confidential Treatment Requested

(iii) Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding in which Sepracor has brought or controlled the action or proceeding or participated in an action or proceeding described in Section 9.4(a)(i) shall be used first to reimburse each of ACADIA and Sepracor for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining compensatory damages relating to Products (including without limitation, lost sales or lost profits with respect to Products) being [...***...] and any punitive damages shall be [...***...]. Any recovery or damages derived from any other action or proceeding described in this Section 9.4(a) shall be used first to reimburse each of ACADIA, and Sepracor if applicable, for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining amounts to be paid as follows: (x) with regard to any such action or proceeding with respect to any Limited ACADIA Patent that would be a Product Patent but for the exclusion of Limited ACADIA Patents from the definition of Product Patents, any recovery or damages received by ACADIA which are compensatory damages relating to Products (including without limitation, lost sales or lost profits with respect to Products) shall be [...***...], and any recovery or damages received by ACADIA which are punitive damages shall be [...***...]; and (y) with regard to any other such action or proceeding, such remaining amounts shall be [...***...].

(b) Sepracor Patents.

(i) Except as otherwise provided in this Section 9.4(b)(i), Sepracor shall have the sole right to bring and control any action or proceeding with respect to infringement of any Sepracor Patent at its own expense and by counsel of its own choice and shall retain any recovery or damages derived from any such action or proceeding. With respect to infringement of any Sepracor Patent that may, in ACADIA’s good faith determination, have a material adverse effect on any Returned Product being developed or commercialized by ACADIA or its Affiliates or sublicensees pursuant to a license granted under this Agreement, ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Sepracor and its counsel will reasonably cooperate with ACADIA and its counsel in strategizing, preparing, and presenting any such action or proceeding. If Sepracor fails to bring an action or proceeding with respect to infringement of any Sepracor Patent described in the preceding sentence within (a) [...***...] following the notice of alleged infringement or (b) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ACADIA shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Sepracor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding in which ACADIA has brought or controlled the action or proceeding or participated in an action or proceeding described in Section 9.4(b)(i) shall be used first to reimburse each of ACADIA and Sepracor for its documented out-of-pocket legal expenses relating to the action or proceeding, with any

***Confidential Treatment Requested

remaining compensatory damages relating to Returned Products (including without limitation, lost sales or lost profits with respect to Returned Products) being [...***...], and any punitive damages shall be [...***...]. Any recovery or damages from any other action or proceeding described in this Section 9.4(b) shall be used first to reimburse each of ACADIA, and Sepracor if applicable, for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining amounts to be [...***...].

(c) Joint Patents.

(i) Sepracor shall have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent (other than any Product Patent) at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Sepracor fails to bring an action or proceeding within (a) [...***...] following the notice of alleged infringement or (b) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ACADIA shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Sepracor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents in which Sepracor has brought or controlled the action or proceeding shall be used first to reimburse Sepracor (or in the case where both participate, each of Sepracor and ACADIA) for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining compensatory damages relating to Products (including without limitation, lost sales or lost profits with respect to Products) being [...***...], and any punitive damages shall be [...***...]. Any recovery or damages relating to Products from an action or proceeding relating to Joint Patents in which ACADIA has brought or controlled the action or proceeding shall be used first to reimburse ACADIA (or in the case where both participate, each of Sepracor and ACADIA) for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining amounts to be [...***...]. Any recovery or damages not relating to Products from an action or proceeding relating to Joint Patents in which ACADIA has brought or controlled the action or proceeding shall be used first to reimburse ACADIA (or in the case where both participate, each of Sepracor and ACADIA) for its documented out-of-pocket legal expenses relating to the action or proceeding, with any remaining amounts to be [...***...].

(d) Cooperation. In the event a party brings an infringement action in accordance with this Section 9.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.

9.5 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

***Confidential Treatment Requested

ACADIA shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by ACADIA’s activities at its own expense and by counsel of its own choice, and Sepracor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Sepracor shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Sepracor’s activities at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.6 Consent for Settlement. Neither party shall enter into any settlement or compromise which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of such other party (which consent shall not be unreasonably withheld).

9.7 Trademarks. Sepracor shall own and be responsible for all trademarks, trade names, branding, or logos related to Products or commercialization thereof, and will be responsible for selecting, registering, defending, and maintaining the same.

10.	REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

10.2 ACADIA Representations and Warranties. ACADIA represents and warrants to Sepracor that, as of the Effective Date:

(a) ACADIA does not have any knowledge of, and ACADIA has not received notice of, any pending legal actions, judgments or settlements against or owed by ACADIA with respect to the ACADIA Technology, or any pending or threatened claims or litigation seeking to invalidate any ACADIA Patents or claiming misappropriation by ACADIA of other intellectual property rights in the ACADIA Technology;

(b) all inventors of any inventions included within the ACADIA Technology who were ACADIA employees, consultants, or contractors at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patents to ACADIA, and, to ACADIA’s knowledge, no person, other than those persons named as inventors on any ACADIA Patents claiming inventions owned by ACADIA, is an inventor of the invention(s) included in such ACADIA Patents;

(c) ACADIA has not received any notice concerning the institution or threatened institution of any interference, reexamination, reissue, revocation or nullification involving any ACADIA Patents or other proceeding that challenges the inventorship, ownership, validity, or enforceability as applicable of any ACADIA Patents;

(d) ACADIA Controls the ACADIA Technology, and the ACADIA Technology is not subject to any encumbrance, lien or claim of ownership by any third party, except for the license granted under this Agreement and as set forth in Schedule 10.2(d) hereto;

(e) To ACADIA’s knowledge, there are no issued or published Patents of a Third Party that ACADIA is required to license (or in the case of a published Patent, would be required to license if claims directed to subject matter disclosed in the published patent application issue) in order for ACADIA or Sepracor to perform its obligations under the Research Program or for Sepracor to practice fully and freely the licenses granted to Sepracor by ACADIA under this Agreement; and

(f) No government entity (U.S. or foreign) has any claim, right, or interest in any ACADIA Technology or any Muscarinic Compounds or Option Compounds provided by ACADIA that will be part of or used in the Research Program or the Evaluation.

10.3 Covenant. ACADIA covenants that at no time during the term of this Agreement shall ACADIA assign, transfer, encumber, or grant rights in or with respect to ACADIA Technology or Joint Patents inconsistent with the grants and other rights reserved to Sepracor under this Agreement.

10.4 Performance by Affiliates, Sublicensees and Subcontractors. The parties recognize that each may perform some or all of its obligations or exercise some or all of its rights under this Agreement (to the extent expressly permitted hereby) through one or more Affiliates, subcontractors or Sublicensees; provided, however, that each party shall remain responsible and be guarantor of the performance by its Affiliates, subcontractors and Sublicensees and shall cause its Affiliates, subcontractors and Sublicensees to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate, subcontractor or Sublicensee of a party participates in research, development or commercialization activities under this Agreement or with respect to Products, the restrictions of this Agreement which apply to the activities of such party with respect to Products shall apply equally to the activities of such Affiliate, subcontractor or Sublicensee.

10.5 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced under the Research Program or Evaluation or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

10.6 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.6 shall not be construed to limit either party’s indemnification obligations under Article 13.

11.	CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for [...***...] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement or any Confidential Information developed as part of the Research Program or the Evaluation hereunder. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

11.2 Exceptions. The obligations of confidentiality and restriction on use under this Article 11 shall not apply to any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records, other than by previous disclosure of the disclosing party, or its Affiliates, employees, consultants, or contractors; (c) is hereafter furnished to the receiving party by a Third Party who has no obligation of confidentiality, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

11.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) regulatory filings for Products (or in the case of ACADIA, Returned Products) such party has a license or right to develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

***Confidential Treatment Requested

(d) complying with applicable court orders or governmental regulations;

(e) in the case of Sepracor, conducting development and/or commercialization activities in accordance with a license granted under Section 6.1(a)(iii) or (iv), and in the case of ACADIA, conducting development and/or commercialization activities in accordance with a license granted under Section 6.1(b)(ii); and

(f) disclosure to subcontractors as permitted by Section 3.6 or to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such subcontractor, Affiliate, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

11.4 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Research Program, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Research Program and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least [...***...] prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within [...***...] of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than [...***...] from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [...***...] for the purpose of preparing and filing appropriate patent applications.

11.5 Publicity; Public Disclosures. The parties agree to each issue a press release substantially in the form attached hereto as Exhibit A on, or as promptly as practicable following, the Effective Date. It is understood that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to

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consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases or make such disclosures pursuant to Form 8-K or otherwise as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

12.	TERM AND TERMINATION

12.1 Term. The term of the Research Program shall commence on the Effective Date and continue until expiration of the Research Term, unless this Agreement is earlier terminated pursuant to Section 12.2, 12.3, 12.4, or 16.9, or unless otherwise agreed in writing by the parties. The term of this Agreement shall commence on the Effective Date and continue until (a) expiration of the Research Term if there is not at least one (1) Primary Selected Muscarinic Compound as of the last day of the Research Term and the Option was not exercised during the Option Period, or (b) if there is at least one (1) Primary Selected Muscarinic Compound as of the last day of the Research Term or the Option was exercised during the Option Period, the expiration of the last Royalty Term for any Product with respect to which Sepracor has a license under this Agreement, or, if applicable, the last Royalty Term for any Returned Product with respect to which ACADIA has a license under this Agreement, unless, in each case, earlier terminated pursuant to Section 12.2, 12.3, 12.4, or 16.9, or unless otherwise agreed in writing by the parties (the “Term”).

12.2 Termination for Cause. Each party shall have the right to terminate the Research Program and/or this Agreement upon [...***...] prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement or the Stock Purchase Agreement by the other party if the breaching party has not cured such breach within the [...***...] period following written notice of termination by the non-breaching party.

12.3 Termination by Sepracor. Sepracor shall have the right to terminate this Agreement for any reason or for no reason at any time after the expiration of the Research Term upon [...***...] prior written notice to ACADIA.

12.4 Termination by ACADIA. ACADIA shall have the right to terminate this Agreement immediately upon written notice to Sepracor if Sepracor does not purchase the

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Second Share Amount or, if applicable, the Adjusted Share Amount for the consideration specified in the Stock Purchase Agreement on the Second Purchase Date (as such terms are defined in the Stock Purchase Agreement).

12.5 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by Sepracor pursuant to Section 12.2:

(i) the licenses granted under Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(b), if then in effect, shall automatically terminate and revert to the granting party; and

(ii) the license(s) granted by ACADIA to Sepracor under Section 6.1(a)(iii) and Section 6.1(a)(iv), in each case if in effect immediately prior to such termination, shall remain in effect in accordance with their respective terms, subject to compliance by Sepracor with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Articles 7 and 8).

(b) Upon termination of this Agreement by Sepracor in accordance with Section 12.3, or termination of this Agreement by ACADIA in accordance with Section 12.2 or 12.4:

(i) the licenses granted under Sections 6.1(a) and 6.1(b)(i), if then in effect, shall automatically terminate and revert to the granting party; and

(ii) any licenses granted under Section 6.1(b)(ii) shall remain in effect, and, effective upon such termination, Sepracor shall, and it hereby does, grant to ACADIA an exclusive (even as to Sepracor), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Sepracor Technology and Sepracor’s interest in the Joint Patents, to develop, make, have made, use, sell, offer for sale, have sold and import the Selected Muscarinic Compounds (or Other Forms thereof) in the Muscarinic Field and, if the license granted under Section 6.1(a)(iv) was in effect immediately prior to such termination, the Licensed Compound (or Other Forms thereof) in the Sleep Field. In such event, ACADIA shall pay to Sepracor milestone payments and Percentage-Based Payments at the same levels as specified under Sections 7.4, 7.5 and 7.6 hereof, and the provisions of Sections 7.7 and Article 8 and any relevant defined terms used therein shall apply to such payments, as if such provisions referred to payments by ACADIA to Sepracor with respect to Returned Products.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 3.7 – Materials Transfer (last sentence only)

Section 8.4 – Records, Audits, Adjustments

Section 8.5 – Late Payments

Section 9.1 – Ownership of Inventions

Section 9.2 – Patent Prosecution and Maintenance (so long as either party retains a license from the other party under Section 12.5 and in any event the last proviso in Section 9.2(a)(iv), if applicable, and the last proviso in Section 9.2(c)(ii), if applicable)

Section 9.3 – Cooperation of the Parties (so long as either party retains a license from the other party under Section 12.5)

Section 9.4 – Infringement by Third Parties (so long as either party retains a license from the other party under Section 12.5)

Section 9.5 – Infringement of Third Party Rights (so long as either party retains a license from the other party under Section 12.5)

Section 10.4 – Performance by Affiliates, Sublicensees and Subcontractors (so long as either party retains a license from the other party under Section 12.5)

Section 10.5 – Disclaimer

Section 10.6 – Limitation of Liability

Section 11.1 – Confidential Information

Section 11.2 – Exceptions

Section 11.3 – Authorized Disclosure

Section 11.4 – Publications

Section 11.5 – Publicity; Public Disclosures

Section 12.5 – Effect of Termination; Surviving Obligations

Section 12.6 – Exercise of Right to Terminate

Section 12.7 – Damages; Relief

Section 12.8 – Rights in Bankruptcy (so long as either party retains a license from the other party under Section 12.5)

Article 13 – Indemnification

Article 14 – Dispute Resolution

Article 15 – Adverse Events (with respect to termination only, so long as either party retains a license from the other party under Section 12.5)

Article 16 – General Provisions

(d) Within [...***...] following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 12.5(a) or (b), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

12.6 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

12.7 Damages; Relief. Subject to Section 12.6 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that a party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights

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and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party to this Agreement under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefor by the other party.

13.	INDEMNIFICATION

13.1 Indemnification by ACADIA. ACADIA hereby agrees to save, defend and hold Sepracor and its Affiliates and their respective directors, officers, employees and agents (each, a “Sepracor Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Sepracor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by ACADIA of any license granted hereunder, or (ii) the breach by ACADIA of any warranty, representation, covenant or agreement made by ACADIA in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Sepracor Indemnitee or the breach by Sepracor of any warranty, representation, covenant or agreement made by Sepracor in this Agreement.

13.2 Indemnification by Sepracor. Sepracor hereby agrees to save, defend and hold ACADIA and its Affiliates and their respective directors, officers, employees and agents (each, a “ACADIA Indemnitee”) harmless from and against any and all Losses to which any ACADIA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Sepracor of any license granted hereunder, (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Sepracor, its Affiliates or any of their respective Sublicensees, or (iii) the breach by Sepracor of any warranty, representation, covenant or agreement made by Sepracor in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any ACADIA Indemnitee or the breach by ACADIA of any warranty, representation, covenant or agreement made by ACADIA in this Agreement.

13.3 Control of Defense. Any entity entitled to indemnification under this Article 13 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

13.4 Insurance.

(a) Sepracor. Sepracor, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term of the Agreement. Sepracor shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to ACADIA upon request.

(b) ACADIA. ACADIA, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term of the Agreement. ACADIA shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Sepracor upon request.

14.	DISPUTE RESOLUTION

14.1 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, except as otherwise provided in Sections 2.3 and 2.6 of this Agreement, the parties shall, through their respective Chief Executive Officers, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within [...***...] after either party provides notice to the other party that it wishes to invoke such negotiations. If the parties are unable to resolve such dispute through such negotiations, then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by binding arbitration before a single independent and neutral experienced arbitrator selected by mutual agreement of the parties. In the event that the parties are unable to mutually agree on the appointment of such arbitrator, then such arbitration shall be conducted before a panel of three independent and neutral experienced arbitrators, one chosen by ACADIA, one chosen by Sepracor and the third chosen by the foregoing two arbitrators. Any such arbitration proceeding shall be administered by the American Arbitration Association, with limited discovery, in accordance with its then current rules governing commercial disputes. The place of arbitration shall be Chicago, Illinois. The arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators. Each party shall fully perform and satisfy the arbitration award within [...***...] of the service of the award. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or

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obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

14.2 Injunctive Relief. Notwithstanding the provisions of Section 14.1, each party acknowledges and agrees that, due to the unique and valuable nature of the other party’s proprietary information and materials, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would be inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions, without the necessity of posting any bond or security.

15.	ADVERSE EVENTS

Following the Effective Date, Sepracor shall be solely responsible for complying with all legal and/or regulatory obligations regarding the reporting of adverse events related to Product in the applicable Muscarinic Field or Sleep Field, or active ingredient contained therein, including with limitation any Selected Muscarinic Compound or Licensed Compound; provided, however, that nothing herein shall limit ACADIA or Sepracor from complying with its obligations to comply with its legal and/or regulatory obligations regarding the reporting of adverse events related to Product, or active ingredient contained therein. Each of ACADIA and Sepracor shall report to the other any and all potentially serious or undesirable effects of which it becomes aware relating to any Product (or any Selected Muscarinic Compounds, Licensed Compound, or [...***...]), including but not limited to pharmacological effects, toxicological effects, or any alleged adverse drug experiences with respect to a Product (or any Selected Muscarinic Compound, Licensed Compound, or [...***...]) promptly upon becoming aware thereof and in no event later than [...***...] after initial receipt of the information. Each such report shall identify lot numbers and customers affected, if known. Each of ACADIA and Sepracor shall provide to the other summaries of other effects or adverse drug experiences with respect to Products of which it becomes aware every [...***...]. The terms of this Article 15 also will apply to adverse events with respect to any Returned Products.

16.	GENERAL PROVISIONS

16.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.

16.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

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This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

16.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

16.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

16.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

16.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

16.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Sepracor, notices must be addressed to:

Sepracor Inc.

84 Waterford Drive

Marlborough, MA 01752

Attention: Vice President, Business Development

Telephone: (508) 357-7375

Facsimile: (508) 357-7780

With a required copy to:

Sepracor Inc.

84 Waterford Drive

Marlborough, MA 01752

Attention: Chief Intellectual Property Counsel

Telephone: (508) 357-7386

Facsimile: (508) 357-7894

If to ACADIA, notices must be addressed to:

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

Attention: Vice President, Business Development

Telephone: (858) 558-2871

Facsimile: (858) 558-2872

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: D. Bradley Peck, Esq.

Telephone: (858) 550-6000

Facsimile: (858) 550-6420

In the event of a change of notice address, recipient, or both, a party shall provide the other party written notice pursuant to this Section 16.8 setting forth the new address and/or recipient, as appropriate.

16.9 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three-month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 12.5, 12.6 and 12.7.

16.10 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

16.12 Exhibits & Schedules. All exhibits or schedules referred to in this Agreement are attached hereto and incorporated herein by this reference.

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IN WITNESS WHEREOF, the parties hereto have caused this LICENSE, OPTION AND COLLABORATION AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

ACADIA PHARMACEUTICALS INC.		SEPRACOR INC.

By:	/s/ Uli Hacksell	By:	/s/ Timothy J. Barberich
Name:	Uli Hacksell	Name:	Timothy J. Barberich
Title:	Chief Executive Officer	Title:	Chairman and CEO
Date: January 10, 2005		Date: January 10, 2005

Exhibit A

Form of Press Release

News Release
Contact: David P. Southwell Executive Vice President Chief Financial Officer Jonae R. Barnes Vice President Investor Relations Sepracor Inc. (508) 481-6700

SEPRACOR ANNOUNCES PARTNERSHIP WITH ACADIA

MARLBOROUGH, Mass., Jan. 11, 2005 — Sepracor Inc. (Nasdaq: SEPR) today announced the formation of a partnership with ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) for development of new drug candidates targeted toward treatment of central nervous system (CNS) disorders.

This research and development collaboration has been established to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system). This includes ACADIA’s advanced m1 agonist program, which would target neuropsychiatric/neurologic conditions and neuropathic pain.

This partnership also encompasses an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA™ (eszopiclone), Sepracor’s insomnia drug, for sleep-related indications. 5-HT2A antagonists have been shown in clinical studies to affect sleep architecture in man, resulting in extended periods of slow wave sleep, which may have a positive effect on sleep quality.

“This important agreement with ACADIA gives us access to additional portfolio candidates for treatment of CNS disorders, complementing our own internal capabilities,” said Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor Inc. “In particular, we are very excited about the possibility of combining mechanistic approaches with LUNESTA, which may be used to address the pervasive unmet needs of patients with sleep disturbances.”

The U.S. Food and Drug Administration approved Sepracor’s New Drug Application for LUNESTA brand eszopiclone for the treatment of insomnia on December 15, 2004. Successful developments from this partnership could enhance Sepracor’s ability to address significant patient needs in the field of sleep disorders, including sleep apnea and insomnia.

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Sepracor/2

“We are excited to be working with Sepracor, which is one of the only fully integrated, research-based pharmaceutical companies with a primary care capability outside of the larger pharmaceutical companies,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “Sepracor has a proven drug development infrastructure combined with a highly motivated sales force with primary care reach as well as dedicated representatives focused on addressing patients’ needs with respect to CNS and respiratory disorders. We believe that this partnership will serve both companies well.”

This collaboration includes an ongoing joint research and development effort targeted toward the development of agonists and antagonists of selective muscarinic receptors. Compounds that interact with certain selective muscarinic targets may have utility in the treatment of CNS disorders, which is currently an area of therapeutic focus for Sepracor.

“Part of this collaboration will involve the investigation of ACADIA’s selective m1 agonist clinical candidates for the treatment of cognition in patients with schizophrenia,” said Mark H.N. Corrigan, M.D., Executive Vice President, Research and Development at Sepracor. “Among the family of currently marketed atypical antipsychotics, only clozapine improves cognitive function, yet its label contains a “black-box warning” relating to serious side effects. We are hopeful that ACADIA’s strategy will yield a new drug therapy that can successfully and safely improve cognitive function for patients with schizophrenia.”

In connection with this collaboration, Sepracor is purchasing $10 million of ACADIA common stock at a 40 percent premium to the 30-day average trailing closing price per share as of the purchase date. Sepracor has also agreed to purchase up to an additional $10 million of ACADIA common stock at a 25 percent premium on the one-year anniversary date of the collaboration, subject to customary closing conditions. These stock purchases, in the aggregate, shall not exceed 19.99% of ACADIA’s then-outstanding common stock. In addition to its equity investment, Sepracor will provide ACADIA with research funding over a three-year term, and, if certain conditions are met, will be required to pay ACADIA milestone payments as well as royalties on future product sales worldwide. Assuming the successful development of a single product in the muscarinic program, Sepracor will be required to pay ACADIA up to approximately $40 million in aggregate payments, excluding royalties. In addition, should the partnership successfully develop a combination product with LUNESTA for sleep-related indications, Sepracor will also be obligated to pay ACADIA approximately $35 million in aggregate payments plus applicable royalties. Additional details about this transaction will be available in Sepracor’s Current Report on Form 8-K, which it expects to file with the Securities and Exchange Commission.

ACADIA’s Phase II programs encompassing ACP-103 for treatment-induced dysfunction in Parkinson’s disease, ACP-103 as an adjunctive therapy for schizophrenia, and ACP-104 for treatment of schizophrenia, are not included as part of this collaboration.

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Sepracor/3

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, 1,250-person, primary care and specialty-oriented sales force. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five drug programs in clinical and preclinical development as well as a portfolio of drug discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biology research facilities are located in San Diego, California and its chemistry research facilities are located near Copenhagen, Denmark.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the purchase of shares of Acadia common stock, the research and development of drug candidates under the collaboration and the commercial launch of, and the safety, efficacy and potential benefits of, LUNESTA brand eszopiclone. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the ability of Sepracor and ACADIA to collaborate successfully; the ability to fund, and the results of, research, development and clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s and ACADIA’s patents and the patents of others; unexpected delays in commercial introduction of, and the commercial success of, LUNESTA; the ability of Sepracor and ACADIA to attract and retain qualified personnel; the ability of Sepracor and ACADIA to meet the closing conditions required for the consummation of the stock purchases; and certain other factors that are detailed in Sepracor’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta is a trademark of Sepracor Inc.

For a copy of this release or any recent release,

visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com.

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Schedule 1.6

ACP-104 Analogs

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Schedule 1.41

Limited ACADIA Patents

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Schedule 1.89

[...***...] Eyecare Compounds

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Schedule 10.2(d)

Exceptions to ACADIA Representation and Warranty

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